UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)

☒	Definitive Proxy Statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

ROCK-TENN COMPANY

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 15, 2009

To our Shareholders:

It is our pleasure to invite you to attend our annual meeting of shareholders, which is to be held on January 29, 2010, at the InterContinental Buckhead at 3315 Peachtree Road, N.E., Atlanta, Georgia 30326. The meeting will begin at 9:00 a.m., local time.

The following Notice of 2010 Annual Meeting of Shareholders outlines the business to be conducted at the meeting.

Again this year, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the annual meeting. You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the annual meeting, you may vote your shares in person even though you have previously voted your proxy.

Very truly yours,

James A. Rubright
Chairman and Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on January 29, 2010

TIME:	9:00 a.m., local time, on Friday, January 29, 2010.

PLACE:	InterContinental Buckhead

3315 Peachtree Road, N.E.

Atlanta, Georgia 30326

ITEMS OF BUSINESS:	(1)	To elect five directors.

(2)	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of Rock-Tenn Company.

(3)	To transact any other business that properly comes before the meeting or any adjournment of the annual meeting.

WHO MAY VOTE:	You can vote if you were a holder of Class A Common Stock of record on November 27, 2009.

DATE THESE PROXY

MATERIALS WERE FIRST

MADE AVAILABLE ON
THE INTERNET:	December 18, 2009

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

ROCK-TENN COMPANY

504 Thrasher Street

Norcross, Georgia 30071

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 29, 2010

PROXY SOLICITATION AND VOTING INFORMATION

Why am I receiving these materials?

Our board of directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by the board of directors. The proxies will be used at our annual meeting of shareholders to be held on January 29, 2010 (which we refer to as the “annual meeting”). We made these materials available to shareholders beginning on December 18, 2009. Our shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	our proxy statement; and

•	our 2009 annual report to shareholders, which includes our audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the annual meeting.

What am I voting on?

You will be voting on each of the following:

•	To elect five directors.

•

To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm. We refer to the appointment of Ernst & Young LLP as our independent registered public accounting firm as the “E&Y Appointment.”

•	To transact any other business that properly comes before the annual meeting or any adjournment of the annual meeting.

As of the date of this proxy statement, the board of directors knows of no other matters that will be brought before the annual meeting.

You may not cumulate your votes for any matter being voted on at the annual meeting, and you are not entitled to appraisal or dissenters’ rights.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), we provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (which we refer to as the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice, free of charge, or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials electronically by e-mail on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the annual meeting on the Internet and execute a proxy; and

•	instruct us to send future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can vote?

You may vote if you owned Class A Common Stock as of the close of business on November 27, 2009, the record date for the annual meeting. As of November 27, 2009, there were 38,749,404 shares of our Class A Common Stock outstanding.

What if my certificates represent Class B Common Stock?

Each share of our Class B Common Stock was automatically converted into one share of Class A Common Stock on June 30, 2002. Each certificate that represented shares of Class B Common Stock represents the same number of shares of Class A Common Stock into which the Class B Common Stock was converted. We refer to our Class A Common Stock (including certificates that represented shares of Class B Common Stock) as the “Common Stock.”

How do I vote?

You have four voting options. You may vote using one of the following methods:

•	Over the Internet. If you have access to the Internet, we encourage you to vote in this manner.

•	By telephone.

•	For those shareholders who request to receive a paper proxy card in the mail, by completing, signing and returning the proxy.

•	By attending the annual meeting and voting in person.

The Notice provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by the telephone. For those shareholders who request to receive a paper proxy card in the mail, instructions for voting via the Internet, by telephone or by mail are set forth on the proxy card. Please follow the directions on your proxy card carefully.

Can I vote at the annual meeting?

You may vote your shares at the annual meeting if you attend in person. Even if you plan to be present at the annual meeting, we encourage you to vote your shares by proxy. You may vote your proxy via the Internet, by telephone or by mail.

What if my shares are registered in more than one person’s name?

If you own shares that are registered in the name of more than one person, each person must sign the proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one Notice?

It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services, 250 Royall Street, Canton, MA 02021 and may be reached at 1-800-568-3476.

What if I return my proxy but do not provide voting instructions?

If you sign and return your proxy card but do not include voting instructions, your proxy will be voted FOR the election of the five nominees named on page 6 of this proxy statement and FOR the ratification of the E&Y Appointment.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the annual meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 1:00 a.m., E.T., on January 29, 2010.

•	Giving written notice to the Corporate Secretary of our company.

•	Delivering a later-dated proxy.

•	Voting in person at the annual meeting.

How many votes am I entitled to?

You are entitled to one vote for each share of Common Stock you own.

How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, the holders of a majority of the votes of the Common Stock outstanding as of November 27, 2009 must be present at the annual meeting. This is referred to as a quorum. Your shares will be counted as present at the annual meeting if you do one of the following:

•	Vote via the Internet or by telephone.

•	Return a properly executed proxy by mail (even if you do not provide voting instructions).

•	Attend the annual meeting and vote in person.

How many votes are needed to elect directors?

The five nominees receiving the highest number of “yes” votes will be elected directors. This number is called a plurality.

How many votes are needed to ratify the E&Y Appointment?

To ratify the E&Y Appointment, the “yes” votes cast in favor of the matter must exceed the “no” votes cast against the matter.

How many votes are needed for other matters?

To approve any other matter that properly comes before the annual meeting, the “yes” votes cast in favor of the matter must exceed the “no” votes cast against the matter. The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under rules of the New York Stock Exchange (which we refer to as the “NYSE”) to vote customers’ unvoted shares on “routine” matters, which includes the ratification of the appointment of our independent registered public accounting firm. Accordingly, if a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the annual meeting for purposes of establishing a quorum and will count as “yes” votes or “no” votes, as the case may be, with respect to all “routine” matters voted on at the annual meeting. If you hold your shares directly in your own name, they will not be voted if you do not vote them or provide a proxy. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the annual meeting for quorum purposes and will count as a “for” vote for the E&Y appointment but will not count as a “yes” vote or a “no” vote on the election of the director nominees named in this proxy statement. These are referred to as broker non-votes.

ELECTION OF DIRECTORS

ITEM 1

Board of Directors

Our board of directors currently has 12 members. The directors are divided into three classes with the directors in each class serving a term of three years. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. At the annual meeting on January 29, 2010, five nominees for director are to be elected to serve on our board of directors. Four nominees for director are to be elected to serve on our board of directors until the annual meeting in 2013, or until their successors are qualified and elected. On October 30, 2009, our board of directors nominated J. Powell Brown to fill the vacancy that will be created upon J. Hyatt Brown’s retirement from the board of directors, which will be effective at our annual shareholders’ meeting on January 29, 2010. If elected, Mr. J. Powell Brown will serve until the end of his predecessor’s term at our annual shareholders’ meeting in 2011, or until his successor is qualified and elected. Our board is authorized to fill vacancies of the board created by the death, resignation, retirement or other departure of a director. Our board is also authorized to increase the size of the board and is authorized to fill the vacancies created by the increase. Any director appointed by the board to fill a vacancy must stand for re-election at the next annual meeting of shareholders after his or her appointment to the board even if that class of directors is not subject to election in that year.

We do not believe that any of the nominees for director will be unwilling or unable to serve as director at the time of his or her election; however, Dr. Anderson will be required to retire from the board at the time of the 2011 annual shareholders’ meeting, which we discuss below in the section titled “Election of Directors — Director Nominations.” However, if at the time of the annual meeting any of the nominees should be unwilling or unable to serve, proxies will be voted as recommended by the board of directors to do one of the following:

•	To elect substitute nominees recommended by the board.

•	To allow the vacancy created to remain open until filled by the board.

•	To reduce the number of directors for the ensuing year.

In no event, however, can a proxy be voted to elect more than five directors.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR Stephen G. Anderson, Robert B. Currey, Lawrence L. Gellerstedt III and John W. Spiegel to hold office until the annual meeting of shareholders in 2013, or until each of their successors is qualified and elected. The board of directors also recommends a vote FOR J. Powell Brown to hold office until the annual meeting of shareholders in 2011, or until his successor is qualified and elected. Proxies returned without instructions will be voted FOR the election of the five nominees.

Nominee for Election — Term Expiring 2011

Name	Age		Positions Held
J. Powell Brown	42	Nominee	Mr. J. Powell Brown was named chief executive officer of Brown & Brown, Inc., an insurance services company, in July 2009. He has served as president of Brown & Brown since January 2007 and was appointed to be a director of Brown & Brown in October 2007. Prior to that time, he had served as a regional executive vice president of Brown & Brown since 2002. Mr. J. Powell Brown also serves on the board of directors of SunTrust Bank/Central Florida, a commercial bank and a subsidiary of SunTrust Banks, Inc. Mr. J. Powell Brown is the son of current board member, J. Hyatt Brown.

Nominees for Election — Term Expiring 2013

Name	Age	Director Since	Positions Held
Stephen G. Anderson	71	1977	Dr. Anderson retired in June 2001 from his private practice in Winston-Salem, North Carolina, where he had been a physician for more than five years.

Robert B. Currey	69	1989	Mr. Currey founded Currey & Company, Inc., a producer of consumer lighting products, and has served as its chairman of the board since 1988. Mr. Currey served as chief executive officer of Currey & Company from 1988 until 2007. Mr. Currey is the uncle of Russell M. Currey, a director of our company.

Lawrence L. Gellerstedt III	53	1998	Mr. Gellerstedt has served as president and chief executive officer of Cousins Properties Incorporated, a real estate development company, since July 2009, and he served as the executive vice president and chief development officer of Cousins Properties from June 2005 until July 2009. Mr. Gellerstedt served as the chairman and chief executive officer of The Gellerstedt Group, a real estate development company, from June 2003 until June 2005. Mr. Gellerstedt served as the president and chief operating officer of The Integral Group, a real estate development company, from January 2001 until June 2003. Mr. Gellerstedt is a director of SunTrust Bank, Atlanta, a commercial bank and a subsidiary of SunTrust Banks, Inc.

John W. Spiegel	68	1989	Mr. Spiegel has served as non-executive chairman and a director of S1 Corporation, a provider of integrated applications for financial institutions, since October 2006. Mr. Spiegel is a director of CPEX Pharmaceuticals, Inc., a specialty pharmaceutical company, and a member of the board of trustees of Colonial Properties Trust, a real estate investment trust. Mr. Spiegel served as executive vice president and chief financial officer of SunTrust Banks, Inc., a bank holding company, until August 2000, when he became vice chairman and chief financial officer. He retired from these positions in August 2004. He continued to serve as a non-executive vice chairman of SunTrust Banks Holding Company, a wholly-owned subsidiary of SunTrust Banks, Inc., through March 31, 2005.

Incumbent Directors — Term Expiring 2011

Name	Age	Director Since	Positions Held
J. Hyatt Brown	72	1971	Mr. J. Hyatt Brown has served as chairman of the board of Brown & Brown, Inc., an insurance services company, since 1994. Mr. J. Hyatt Brown served as chief executive officer of Brown & Brown, Inc. from 1993 until July 2009. Mr. J. Hyatt Brown is also a director of FPL Group, Inc., an electric utility company, International Speedway Corp., a motor sports company, and Verisk Analytics, Inc. a risk assessment services company. Mr. J. Hyatt Brown will be retiring from our board, effective as of the annual shareholders’ meeting on January 29, 2010. He is the father of Mr. J. Powell Brown, a nominee to serve on our board of directors.

Robert M. Chapman	56	2007	Mr. Chapman served as chief operating officer of Duke Realty Corporation, a real estate development company, from August 2007 until his resignation in November 2009. Mr. Chapman served as senior executive vice president of real estate operations for Duke Realty from August 2003 until July 2007 and as regional executive vice president for Duke Realty’s Southeast region from 1999 through July 2003.

Russell M. Currey	48	2003	Mr. Currey resigned in May 2008 from his position as executive vice president and general manager of our corrugated packaging division, which position he held for more than five years. Mr. Currey joined our company in July 1983. Mr. Currey is the nephew of Robert B. Currey, a director of our company.

G. Stephen Felker	58	2001	Mr. Felker has served as chairman of the board and as a director of Avondale Incorporated, a former textile manufacturer, since 1992. He served as president and chief executive officer of Avondale from 1980 to 2008. He is also a director and executive officer of Avondale Mills, Inc., a wholly-owned subsidiary of Avondale Incorporated. Avondale ceased operations in 2006 following a train derailment and resulting chemical spill that destroyed several of its key manufacturing facilities and is in the process of liquidating its remaining assets.

Nominees for Election — Term Expiring 2012

Name	Age	Director Since	Positions Held
John D. Hopkins	71	1989	Mr. Hopkins has served as a partner with Taylor English Duma LLP, a full-service law firm, since April 2009. Mr. Hopkins served as counsel with Womble Carlyle Sandridge & Rice, PLLC, a full-service law firm, from October 2003 until April 2009. Mr. Hopkins served as executive vice president and general counsel of Jefferson-Pilot Corporation, a holding company with insurance and broadcasting subsidiaries, from April 1993 until he retired in May 2003.

Name	Age	Director Since	Positions Held
James A. Rubright	62	1999	Mr. Rubright has served as our chief executive officer since October 1999 and chairman of the board since January 2000. Mr. Rubright is also a director of AGL Resources Inc., an energy company, and Forestar Group Inc., a company engaged in real estate and mineral and fiber resources businesses.

Bettina M. Whyte	60	2007	Ms. Whyte served as Managing Director and Head of the Special Situations Group of MBIA Insurance Corporation, a provider of credit enhancement services and a provider of fixed-income asset management services, from March 2006 until October 2007, and Managing Director of AlixPartners, LLC, a business turnaround management and financial advisory firm, from April 1997 until March 2006. Ms. Whyte is also a director of AGL Resources Inc., an energy company, and Amerisure Insurance, an insurance company.

James E. Young	60	2003	Mr. Young has served as president and chief executive officer of Citizens Trust Bank, a commercial bank, since 1998. He is also a member of the board of directors of Citizens Trust Bank and Citizens Bancshares Corporation, a bank holding company.

Corporate Governance

Corporate Governance Guidelines. We have posted our corporate governance guidelines on our Internet website at www.rocktenn.com.

Director Independence. Our board of directors annually conducts an assessment of the independence of each director in accordance with our corporate governance guidelines, applicable rules and regulations of the SEC, and the corporate governance standards of the NYSE. The board assesses each director’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each director’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the issue not merely from the standpoint of a director, but also from the standpoint of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with our company or our management that impairs the director’s ability to make independent judgments.

The board of directors conducted an assessment of the independence of each director at its last regularly scheduled meeting. Based on this assessment, the board affirmatively determined that the following directors were independent: Dr. Anderson, Messrs. J. Hyatt Brown, Chapman, Robert Currey, Felker, Gellerstedt, Hopkins, Spiegel and Young and Ms. Whyte. The board of directors separately conducted an assessment of the independence of Mr. J. Powell Brown, a nominee to our board of directors, and determined that he is also independent. The board of directors determined that each of our current directors (other than Messrs. Russell Currey and Rubright) and Mr. J. Powell Brown had no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company). The board determined that neither of Messrs. Russell Currey and Rubright is independent because Mr. Rubright is an employee of our company, and Mr. Russell Currey was an employee of our company until May 2008. The board determined that each of Dr. Anderson, Messrs. Robert Currey, Hopkins, Spiegel and Young and Ms. Whyte is independent because he or she had no significant relationship with our company (other than as a director and shareholder). The board determined that no relationship that any of Messrs. J. Hyatt Brown, J. Powell Brown, Chapman and Gellerstedt has with our company was material for purposes of determining his independence. In making that determination, the board considered the following relationships that each of Messrs. J. Hyatt Brown, J. Powell Brown, Chapman and Gellerstedt had with our company (one of which is also described under the heading “Certain Transactions” elsewhere in this proxy statement):

Messrs. J. Hyatt Brown, J. Powell Brown and Gellerstedt. Mr. J. Hyatt Brown served on the board of directors of SunTrust Banks, Inc. until April 2008. Mr. J. Powell Brown serves on the board of directors of SunTrust Bank/Central Florida, a subsidiary of SunTrust Banks, Inc. Mr. Gellerstedt serves on the board of directors of SunTrust Bank, Atlanta, a subsidiary of SunTrust Banks, Inc. Our company made payments to SunTrust Banks, Inc. and its subsidiaries during fiscal 2009, 2008 and 2007 for various banking and financial consulting services, including for certain services related to our credit facility, our letter of credit facility and our asset securitization facility. The aggregate of these payments did not exceed 1% of our gross revenues during fiscal 2009, 2008 or 2007 or 1% of SunTrust Bank’s gross revenues during its fiscal years ended December 31, 2008, 2007 or 2006. The board determined that these payments and relationships were not material for these purposes.

Messrs. J. Hyatt Brown and J. Powell Brown. Mr. J. Hyatt Brown is the non-executive chairman of Brown & Brown, Inc. Mr. J. Powell Brown is the chief executive officer, president and a director of Brown & Brown, Inc. Our company made payments to Brown & Brown, Inc. for insurance services during fiscal 2009 as described below under the heading “Certain Transactions.” Our board also considered similar payments made during fiscal 2008 and 2007. The board determined that these payments and relationships were not material for these purposes.

Robert M. Chapman. Mr. Chapman was an executive officer of Duke Realty Corporation until November 2009. Our company made payments to a subsidiary of Duke Realty Corporation during fiscal 2009 for rent on a facility that one of our subsidiaries leases in Ohio. Our board also considered similar payments made during fiscal 2008 and 2007. The board determined that these payments and relationships were not material for these purposes.

Our company purchases products and services in the normal course of business from many suppliers and sells products and services to many customers. In some instances, these transactions occur with companies with which members of our board of directors have relationships as directors or executive officers. Further, members of the board have relationships as directors or executive officers with certain companies that hold or held our equity securities. For purposes of our board’s affirmative determinations of director independence, none of these relationships was considered significant, either individually or collectively, except as described above or under the heading “Certain Transactions” elsewhere in this proxy statement. For these purposes, the board determined that these relationships were not material either individually or collectively.

Director Self-Evaluation. Our board of directors conducts an annual self-evaluation of the board, its committees and its individual members pursuant to our corporate governance guidelines. The nominating and corporate governance committee is responsible for overseeing the self-evaluation process and making a report to the board of directors pursuant to our corporate governance guidelines.

Meetings of Non-Management Directors. Our non-management directors generally meet separately from the other directors in executive session after board meetings and board committee meetings. Pursuant to our corporate governance guidelines, our non-management directors will meet in regularly scheduled executive sessions after board meetings and at such other times as may be scheduled by our chairman of the board or by our presiding independent director.

Presiding Independent Director. Mr. J. Hyatt Brown is currently serving as the presiding independent director, in accordance with our corporate governance guidelines.

Director Education. Our board of directors has adopted a director education policy under which we will reimburse directors for tuition and all customary and reasonable expenses incurred in connection with attending a director education seminar once every two years. In addition, any director desiring to be reimbursed for additional programs may be reimbursed upon approval of the chairman of the nominating and corporate governance committee.

Communicating with Our Directors. So that shareholders and other interested parties may make their concerns known, we have established a method for communicating with our directors, including our presiding independent director and other non-management directors. There are two ways to communicate with our directors:

•	By mail: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071.

•	By facsimile: (770) 248-4402.

Communications that are intended specifically for our presiding independent director or other non-management directors should be marked “Attention: Independent Director Communications.” All other director communications should be marked “Attention: Director Communications.” Our legal department will facilitate all of these communications. We have posted a summary of this method for communicating with our directors on our Internet website at www.rocktenn.com.

Our directors are encouraged to attend and participate in the annual meeting. Except for Mr. Spiegel, all of our directors attended the annual meeting of shareholders held on January 30, 2009.

Codes of Business Conduct and Ethics

Employee Code of Business Conduct. Our board of directors has adopted a code of business conduct for our employees. Failure to comply with this code of business conduct is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct for executive officers of the company.

Code of Business Conduct and Ethics for Board of Directors. Our board of directors has also adopted a code of business conduct and ethics for our board of directors. Failure to comply with this code of business conduct and ethics is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct and ethics.

Code of Ethical Conduct for Chief Executive Officer and Senior Financial Officers. Our board of directors has also adopted a code of ethical conduct for our principal executive officer (our chief executive officer), our principal financial officer (our chief financial officer), our principal accounting officer (our chief accounting officer) and other senior executive and senior financial officers specifically designated by our chief executive officer (“CEO”). These officers are expected to adhere at all times to this code of ethical conduct. Failure to comply with this code of ethical conduct for our chief executive officer and senior financial officers is a serious offense and will result in appropriate disciplinary action. Our board of directors and our audit committee each has the authority to independently approve, in their sole discretion, any such disciplinary action as well as any amendment to and any waiver or material departure from a provision of this code of ethical conduct. We will disclose on our Internet website at www.rocktenn.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), the nature of any amendment to this code of ethical conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethical conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethical conduct that has been made known to any of our executive officers.

Copies. We have posted copies of each of these codes of business conduct and ethics on our Internet website at www.rocktenn.com.

Director Nominations

As provided in its charter, our nominating and corporate governance committee is responsible for evaluating and recommending candidates for the board of directors, including incumbent directors whose terms are expiring and potential new directors. The committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. If no vacancies are anticipated, the committee considers the current qualifications of incumbent directors whose terms are expiring. If vacancies arise or the committee anticipates vacancies, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current board members, professional search firms the committee may seek to engage or other persons. Under our bylaws, Mr. J. Hyatt Brown will be retiring from the board at the time of our annual shareholders’ meeting on January 29, 2010. Also under our bylaws, Mr. Hopkins and Dr. Anderson will be required to retire from the board at the time of the 2011 annual shareholders’ meeting. At that time, the board may recommend new nominees to the shareholders to vote on at the 2011 annual shareholders meeting, allow the vacancies created to remain open until filled by the board, or reduce the number of directors. Other than Mr. J. Hyatt Brown’s, Mr. Hopkins’s and Dr. Anderson’s future retirements, our board of directors does not currently expect any additional board vacancies to arise in the near future due to retirement or otherwise. Mr. J. Powell Brown, who the board has nominated for election by the shareholders, as described above under the heading “Election of Directors — Recommendation of the Board of Directors”, has been nominated to fill the vacancy that will be caused by the retirement of Mr. J. Hyatt Brown described above. Other than Mr. J. Powell Brown, all of the nominees that the board has recommended for election by the shareholders, as described above under the heading “Election of Directors — Recommendation of the Board of Directors,” are incumbent directors whose terms are expiring.

The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” Following verification of the shareholder status of persons proposing candidates, the committee will aggregate and consider qualifying nominations. If a shareholder provides materials in connection with the nomination of a director candidate, our Corporate Secretary will forward the materials to the nominating and corporate governance committee. Based on its evaluation of any director candidates nominated by shareholders, the nominating and corporate governance committee will determine whether to include the candidate in its recommended slate of director nominees.

When the nominating and corporate governance committee reviews a potential new candidate, consistent with our corporate governance guidelines, the committee will apply the criteria it considers appropriate. The committee generally considers the candidate’s qualifications in light of the needs of the board and our company at that time given the current mix of director attributes. Our corporate governance guidelines contain specific criteria for board and board committee membership. In accordance with our corporate governance guidelines, the board of directors will strive to select as candidates for board membership a mix of individuals who represent diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our company’s activities as well as other characteristics that will contribute to the overall ability of the board to perform its duties and meet changing conditions. Our corporate governance guidelines also provide that each director must meet the following criteria:

•

Be free of conflicts of interest and other legal and ethical issues that would interfere with the proper performance of the responsibilities of a director (recognizing that some directors may also be executive officers of our company).

•	Be committed to discharging the duties of a director in accordance with the corporate governance guidelines and applicable law.

•	Be willing and able to devote sufficient time and energy to carrying out his or her duties effectively and be committed to serve on the board for an extended period of time.

•	Have sufficient experience to enable the director to meaningfully participate in deliberations of the board and one or more of its committees and to otherwise fulfill his or her duties.

Our bylaws also provide that directors must retire when they reach the age of 72, although they may continue to serve until the next annual or special meeting of shareholders at which directors are to be elected. The corporate governance guidelines also provide that any director who has a significant change in his or her full time job responsibilities must give prompt written notice to the board of directors, specifying the details, and must submit to the board of directors a letter of resignation from the board of directors and from each committee of the board of directors on which the director serves. Submission of a letter of resignation provides the board of directors the opportunity to review the continued appropriateness of the director’s membership on the board of directors and committees of the board of directors under the circumstances. The board of directors may reject or accept the letter of resignation as it deems to be appropriate.

The nominating and corporate governance committee also considers the candidate’s independence, as defined in the corporate governance guidelines and in the corporate governance standards of the NYSE, as described above under the heading “Election of Directors — Corporate Governance — Director Independence.” The committee expects a high level of commitment from our directors and considers a candidate’s service on other boards and board committees to ensure that the candidate has sufficient time to effectively serve our company.

Meetings of the Board of Directors

Our board of directors held four meetings during fiscal 2009. Each director attended at least 75% of all meetings of the board and committees combined on which they served in fiscal 2009.

Committees of the Board of Directors

The board of directors has an executive committee, an audit committee, a compensation committee, and a nominating and corporate governance committee.

Executive Committee. Messrs. J. Hyatt Brown, Hopkins, Rubright and Spiegel are members of the executive committee. Mr. J. Hyatt Brown is chairman of the committee.

The executive committee is authorized to exercise the authority of the full board in managing the business and affairs of our company. However, the executive committee does not have the power to do any of the following: (1) approve or propose to shareholders action that Georgia law requires to be approved by shareholders; (2) fill vacancies on the board or any of its committees; (3) amend our charter; (4) adopt, amend or repeal our bylaws; or (5) approve a plan of merger not requiring shareholder approval.

The executive committee held no meetings during fiscal 2009.

Audit Committee. Dr. Anderson and Messrs. Chapman, Robert Currey, Spiegel and Young are members of the audit committee. Mr. Spiegel is chairman of the committee.

The board of directors has determined that Mr. Spiegel is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and the Exchange Act. The board of directors has also determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above.

The board of directors established the audit committee in accordance with Section 3(a)(58)(A) of the Exchange Act to assist the board of directors in fulfilling its responsibilities with respect to the oversight of the following: (1) the integrity of our financial statements; (2) our system of internal control over financial reporting; (3) the performance of our internal audit function; (4) the independence, qualifications and performance of our independent auditor; and (5) our system of compliance with legal and regulatory requirements. The principal duties and responsibilities of the audit committee are set forth in its charter, which was adopted by the board of directors. The audit committee may exercise additional authority prescribed from time to time by the board of directors.

The audit committee held five meetings during fiscal 2009, including meetings to review and discuss with the independent auditor and management our quarterly earnings releases as well as the financial statements and the disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our quarterly reports on Form 10-Q and in our annual report on Form 10-K.

Compensation Committee. Messrs. Felker, Gellerstedt and Spiegel are members of the compensation committee. The board of directors has determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above. Mr. Gellerstedt is chairman of the committee.

The purpose of the compensation committee is to assist the board of directors in fulfilling its responsibilities with respect to compensation of our executives and non-employee directors. The compensation committee is responsible for the following: (1) establishing salaries, bonuses and other compensation for our CEO and our other senior executives (15 senior executives in fiscal 2009, which included our 7 executive officers who served during fiscal 2009); and (2) administering our equity incentive plans, our employee stock purchase plan, our SERP (as defined below under “Executive Compensation Tables — Retirement Plans — SERP”), our Supplemental Plan (as defined below under “Executive Compensation Tables — Retirement Plans —Supplemental Retirement Savings Plan”) and our annual executive bonus program.

The committee’s principal duties and responsibilities are to do the following:

•	except to the extent that the committee elects to seek the approval of the board of directors,

•	review and approve corporate goals and objectives relating to compensation of our CEO;

•	evaluate the CEO’s performance in light of any of these goals and objectives; and

•	determine and approve the CEO’s compensation level based on any such evaluation;

•	except to the extent that the committee delegates the responsibility to the CEO or elects to seek the approval of the board of directors,

•	review and approve goals, objectives and recommendations relating to the compensation of senior executives (other than the CEO) submitted to the committee by the CEO; and

•	approve the compensation for senior executives (other than the CEO);

•	adopt, amend and administer our equity plans, cash-based long-term incentive compensation plans and non-qualified deferred compensation plans, except as otherwise provided in those plans;

•	make recommendations to the board of directors with respect to compensation of our non-employee directors; and

•	prepare the report from the committee required by applicable law to be included in our annual proxy statement.

We describe the processes and procedures we use to consider and determine executive compensation, including the scope of authority of the compensation committee, the role of our CEO in determining or recommending executive compensation and the role of our compensation consultant, in this proxy statement in the section below titled “Executive Compensation — Compensation Discussion and Analysis.”

The compensation committee held four meetings during fiscal 2009.

Compensation Committee Interlocks and Insider Participation. Messrs. Felker, Gellerstedt and Spiegel comprised the entire compensation committee during all of fiscal 2009. None of the compensation committee is or has been an officer or employee of RockTenn or had any relationship that is required to be disclosed as a transaction with a related party.

Nominating and Corporate Governance Committee. Dr. Anderson, Messrs. J. Hyatt Brown and Hopkins and Ms. Whyte are members of the nominating and corporate governance committee. Mr. Hopkins is chairman of the committee. The board of directors has determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above.

The purpose of the nominating and corporate governance committee is to serve as the primary resource for the board of directors in fulfilling its corporate governance responsibilities including, without limitation, with respect to identifying and recommending qualified candidates for our board of directors and its committees; overseeing the evaluation of the effectiveness of the board of directors and its committees; and developing and recommending corporate governance guidelines. The committee’s principal duties and responsibilities are to do the following:

•	develop and recommend corporate governance guidelines and any changes to the corporate governance guidelines;

•	review and make recommendations regarding corporate governance proposals by shareholders;

•	lead the search for potential director candidates;

•	evaluate and recommend candidates for our board of directors, including incumbent directors whose terms are expiring and potential new directors;

•	assist in the process of attracting qualified director nominees;

•	evaluate and recommend changes to the size, composition and structure of the board of directors and its committees;

•	evaluate and recommend changes to the membership criteria for the board of directors and its committees;

•

develop and recommend to the board of directors and, when approved by the board of directors, oversee an annual self-evaluation process for the board of directors and its committees in accordance with the corporate governance guidelines and recommend to the board of directors any changes to the process that the committee considers appropriate;

•	consult with the compensation committee regarding non-employee director compensation, as requested, in accordance with the corporate governance guidelines; and

•	recommend orientation and education procedures for directors as the committee considers appropriate.

The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” See also “Election of Directors — Director Nominations” above.

The nominating and corporate governance committee held two meetings during fiscal 2009.

Copies of Committee Charters. We have posted on our Internet website at www.rocktenn.com copies of the charters of each of the audit committee, the compensation committee and the nominating and corporate governance committee.

Compensation of Directors

The following table provides information concerning the compensation of the directors who are not named executive officers for fiscal 2009. Except as noted below, all of our non-employee directors are paid at the same rate. The differences among directors in the table below are a function of additional compensation for chairing a committee, varying numbers of meetings attended and corresponding payments of meeting fees. In accordance with SEC regulations, grants of restricted stock are valued at the grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, “Compensation — Stock Compensation” (which we refer to as “ASC 718”). The fair value per share of grants of restricted stock awarded in fiscal 2009 is equal to the closing sale price of our Common Stock on the NYSE on the date of grant (i.e., $31.17 on January 30, 2009). We disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). We include in the table below the ratable portion of grants made both in the current and in prior years to the extent the vesting period for these grants fell in such a year.

For fiscal 2009, directors who are not employees of our company received $32,500 for a full year of service, plus $2,000 for each board and committee meeting attended in person and $1,000 for each meeting attended via conference call. Each director who chairs a committee and is not an employee of our company received an additional $5,000 except for the chairman of our audit committee who received an additional $10,000. In addition, each non-employee director received, on January 30, 2009, pursuant to the Rock-Tenn Company 2004 Incentive Stock Plan (which we refer to as our “2004 Incentive Stock Plan”), a grant of 2,500 shares of our Common Stock that will vest on January 30, 2010.

Director Compensation Table for Fiscal 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen G. Anderson	$52,500	$73,137	$0	$0	$0	$1,000	$126,637
J. Hyatt Brown	$48,500	$73,137	$0	$0	$0	$1,000	$122,637
Robert M. Chapman	$48,500	$73,137	$0	$0	$0	$1,000	$122,637
Robert B. Currey	$49,500	$73,137	$0	$0	$0	$1,000	$123,637
Russell M. Currey	$40,500	$51,960	$0	$0	$113,145	$292,446	$498,051
G. Stephen Felker	$47,500	$73,137	$0	$0	$0	$1,000	$121,637
L.L. Gellerstedt III	$52,500	$73,137	$0	$0	$0	$1,000	$126,637
John D. Hopkins	$49,500	$73,137	$0	$0	$0	$1,000	$123,637
John W. Spiegel	$64,500	$73,137	$0	$0	$0	$1,000	$138,637
Bettina M. Whyte	$42,500	$73,137	$0	$0	$0	$1,000	$116,637
James E. Young	$49,500	$73,137	$0	$0	$0	$1,000	$123,637

(1)	Non-employee directors received stock awards on January 30, 2009. Amounts for 2009 stock awards are based on the closing sale price of our Common Stock on the NYSE of $31.17 on January 30, 2009. We report in this column the ratable portion of the value of grants made in fiscal 2009 and prior years calculated in accordance with ASC 718, to the extent the vesting period fell in fiscal 2009. Please refer to Note 17 to our financial statements in our annual report on Form 10-K for the fiscal year ended September 30, 2009 for a discussion of the assumptions related to the calculation of such value.

(2)	As of November 27, 2009, the aggregate number of unvested restricted stock awards held by each director other than Mr. Rubright was as follows: Dr. Anderson, 2,500 shares; Mr. J. Hyatt Brown, 2,500 shares; Mr. Chapman, 2,500 shares, Mr. Robert Currey, 2,500 shares; Mr. Russell Currey, 2,500; Mr. Felker, 2,500 shares; Mr. Gellerstedt, 2,500 shares; Mr. Hopkins, 2,500 shares; Mr. Spiegel, 2,500 shares; Ms. Whyte 2,500 shares; and Mr. Young, 2,500 shares.

(3)	As of November 27, 2009, the aggregate number of unexercised stock options (vested and unvested) held by each director other than Mr. Rubright was as follows: Dr. Anderson, 14,000; Mr. J. Hyatt Brown, 14,000, Mr. Chapman, none; Mr. Robert Currey, 14,000; Mr. Russell Currey, none; Mr. Felker, 14,000; Mr. Gellerstedt, 14,000; Mr. Hopkins, 14,000; Mr. Spiegel, 14,000; Ms. Whyte, none; and Mr. Young, 8,000.

(4)	This column shows the increase from September 30, 2008 to September 30, 2009 in the actuarial present value of accumulated benefits for Mr. Russell Currey under the Pension Plan (as defined below under “Executive Compensation Tables — Retirement Plans — Pension Plan”). It does not include any above-market or preferential earnings on deferred compensation, as we do not provide above-market or preferential interest on the deferred compensation of our employees. Although he did not accrue additional benefits in Fiscal 2009, the present value of Mr. Russell Currey’s qualified pension benefits increased due to the changes in the actuarial assumptions used to calculate the present value of the pension benefits. The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosures. Accrued benefits payable at age 65 were determined as of Mr. Currey’s employment termination date. The accrued benefit was discounted back to the disclosure date with the discount rate only. The discount rates used as of September 30, 2008 and September 30, 2009 were 7.5% and 5.53%, respectively. The post-retirement mortality table used as of September 30, 2008 was RP-2000 Combined Healthy with 60% Blue Collar and 40% White Collar adjustment for males and females projected to 2009 with Scale AA, and projected to 2010 with Scale AA as of September 30, 2009.

(5)	No non-employee director received perquisites or personal benefits in excess of $10,000 other than Mr. Russell Currey. Pursuant to SEC regulations, we report our perquisites only when our aggregate incremental cost of providing them to any individual exceeds $10,000. This column includes dividends on unvested restricted stock paid to each non-employee director during fiscal 2009. Mr. Russell Currey, who was previously employed with us, resigned from his employment effective as of May 10, 2008. We agreed to continue paying him as severance an amount equal to his salary of $247,500 per year for a period of two years from the date of his separation from us, provided that he does not accept employment with a competing business. Accordingly, the amount set forth in this column with respect to Mr. Russell Currey includes payments we made to Mr. Russell Currey in fiscal 2009 as dividends on unvested restricted stock and as severance benefits in the following amounts: $36,396 paid to him during fiscal 2009 pursuant to the payment provisions of the SERP (as defined below), $247,500 in salary continuation payments and $7,800 in benefits continuation.

COMMON STOCK OWNERSHIP BY MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

The table below shows, as of November 27, 2009, how many shares of our Common Stock each of the following beneficially owned: named executive officers (as defined below under “Executive Compensation — Compensation Discussion and Analysis — Introduction”), our directors, our new director nominee, owners of 5% or more of our Common Stock and our directors and our executive officers as a group. Under the rules of the SEC, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to purchase within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the shareholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them.

	Beneficial Ownership of Class A Common Stock
Directors, Director Nominee and Named Executive Officers	Number of Shares(1)	Percent of Class(2)
James A. Rubright(3)	315,916	*

Michael E. Kiepura(4)	49,400	*

James B. Porter III	1,022	*

Steven C. Voorhees(5)	222,483	*

Robert B. McIntosh(6)	99,130	*

Stephen G. Anderson(7)	432,292	1.12%

J. Hyatt Brown(8)	861,500	2.22%

J. Powell Brown	5,000	*

Robert M. Chapman	2,500	*

Robert B. Currey(9)	133,258	*

Russell M. Currey(10)	564,406	1.46%

G. Stephen Felker(11)	31,500	*

Lawrence L. Gellerstedt III(12)	23,500	*

John D. Hopkins(13)	44,464	*

John W. Spiegel(14)	39,902	*

Bettina M. Whyte	2,500	*

James E. Young(15)	15,500	*

All directors and executive officers as a group (17 persons)(16)	2,858,437	7.32%

Shareholders
FMR LLC(17)	2,463,029	6.36%

*	Less than 1%.

(1)	These shares include certain restricted stock awards that were granted to our executive officers on May 8, 2006, May 10, 2007 and March 19, 2008, some of which had not vested as of November 27, 2009. These persons have the power to vote and receive dividends on these shares, but do not have the power to dispose of, or to direct the disposition of, the shares until the shares are vested pursuant to the terms of the restricted stock grants.

(2)	Based on an aggregate of shares of Common Stock issued and outstanding as of November 27, 2009 plus, for each individual, the number of shares of Common Stock issuable upon exercise of outstanding stock options that are or will become exercisable on or prior to January 26, 2010.

(3)	Share balance includes:

•	105,334 shares issuable upon exercise of stock options beneficially owned by Mr. Rubright; and

•	140,583 shares of restricted stock granted to Mr. Rubright.

(4)	Share balance includes:

•	39,000 shares of restricted stock granted to Mr. Kiepura.

(5)	Share balance includes:

•	58,467 shares issuable upon exercise of stock options beneficially owned by Mr. Voorhees;

•	39,000 shares of restricted stock granted to Mr. Voorhees; and

•	2,000 shares beneficially owned by Mr. Voorhees as custodian for his children.

(6)	Share balance includes:

•	25,600 shares issuable upon exercise of stock options beneficially owned by Mr. McIntosh; and

•	29,850 shares of restricted stock granted to Mr. McIntosh.

(7)	Share balance includes:

•	14,000 shares issuable upon exercise of stock options beneficially owned by Dr. Anderson;

•	182,096 shares deemed beneficially owned by Dr. Anderson as trustee of a trust for which he is the trustee, grantor and beneficiary; and

•	236,196 shares deemed beneficially owned by Dr. Anderson’s spouse as trustee for a trust for which she is the trustee, grantor and beneficiary.

(8)	Share balance includes:

•	14,000 shares issuable upon exercise of stock options beneficially owned by Mr. J. Hyatt Brown; and

•	840,000 shares beneficially owned by Ormond Riverside, Limited Partnership, for which Mr. J. Hyatt Brown serves as president of the sole general partner.

(9)	Share balance includes:

•	14,000 shares issuable upon exercise of stock options beneficially owned by Mr. Robert Currey; and

•	113,359 shares held in joint tenancy with Mr. Robert Currey’s spouse.

(10)	Share balance includes:

•	87,808 shares deemed beneficially owned by Mr. Russell Currey as trustee of a trust for the benefit of his mother; and

•	359,928 shares owned by Mr. Bradley Currey for which Mr. Russell Currey is the proxy agent.

(11)	Share balance includes:

•	14,000 shares issuable upon exercise of stock options beneficially owned by Mr. Felker.

(12)	Share balance includes:

•	14,000 shares issuable upon exercise of stock options beneficially owned by Mr. Gellerstedt; and

•	73 shares held by Mr. Gellerstedt’s daughter.

(13)	Share balance includes:

•	14,000 shares issuable upon exercise of stock options beneficially owned by Mr. Hopkins;

•	100 shares held by Mr. Hopkins’ spouse; and

•	2,000 shares deemed beneficially owned by Mr. Hopkins as trustee of a trust for which he is the trustee, grantor and beneficiary.

(14)	Share balance includes:

•	14,000 shares issuable upon exercise of stock options beneficially owned by Mr. Spiegel; and

•	25,902 shares deemed beneficially owned by Mr. Spiegel as trustee of a revocable trust for which he is the trustee, grantor and beneficiary.

(15)	Share balance includes:

•	8,000 shares issuable upon exercise of stock options beneficially owned by Mr. Young.

(16)	Share balance includes:

•	302,190 shares issuable upon exercise of stock options beneficially owned by our directors and executive officers; and

•	259,132 shares of restricted stock beneficially owned by our directors and executive officers.

(17)	According to its Schedule 13G /A filed with the SEC on August 10, 2009, FMR LLC, 82 Devonshire Street, Boston, Massachusetts 02109, filed a Schedule 13G on a voluntary basis because FMR and a foreign subsidiary, through a variety of trusts, shareholders’ voting agreements and non-U.S. investment companies, may be deemed to be beneficial owners of Common Stock owned by the other entities under the Exchange Act. FMR LLC indicates in its Schedule 13G that it does not agree with that possible interpretation, however.

EXECUTIVE OFFICERS

Identification of Executive Officers

The executive officers of our company are as follows as of December 15, 2009:

Name	Age	Position Held

James A. Rubright	62	Chairman of the Board and Chief Executive Officer

Michael E. Kiepura	53	Executive Vice President

James B. Porter III	58	Executive Vice President

Steven C. Voorhees	55	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Robert B. McIntosh	52	Executive Vice President, General Counsel and Secretary

A. Stephen Meadows	59	Chief Accounting Officer

James A. Rubright has served as our CEO since October 1999 and chairman of the board since January 2000. Mr. Rubright is also a director of AGL Resources Inc., an energy company, and Forestar Group Inc., a company engaged in real estate and mineral and fiber resources businesses.

Michael E. Kiepura has served as executive vice president with responsibility for our consumer packaging business since July 2008. From June 2005 to July 2008, Mr. Kiepura was the executive vice president of our folding carton division. From August 2001 to June 2005, Mr. Kiepura was the senior vice president of sales in the folding carton division. From November 1999 to July 2001, Mr. Kiepura was senior vice president, eastern region, folding carton division.

James B. Porter III has served as executive vice president with responsibility for our corrugated packaging business since July 2008. Mr. Porter joined our company in connection with our acquisition of Southern Container Corp. in March 2008. Prior to his appointment as executive vice president, Mr. Porter served as the president and chief operating officer of Southern Container from 2004 and served as the president of Solvay Paperboard, a subsidiary of Southern Container, from 1997 through 2004.

Steven C. Voorhees has served as our executive vice president and chief financial officer since September 2000. Mr. Voorhees has also served as our chief administrative officer since July 2008.

Robert B. McIntosh has served as our executive vice president, general counsel and secretary since January 2009. Mr. McIntosh served as our senior vice president, general counsel and secretary since August 2000.

A. Stephen Meadows joined our company in July 2006 and was elected as our chief accounting officer in November 2006. From March 2005 to March 2006, Mr. Meadows was chief accounting officer of Drummond Company, Inc., which is principally engaged in the business of mining, purchasing, processing and selling of coal and coal derivatives. From May 2002 to January 2005, Mr. Meadows was vice president finance and risk management at Progress Energy, a diversified energy company.

All of our executive officers are elected annually by and serve at the discretion of either the board of directors or the chairman of the board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss our compensation program as it pertains to our chief executive officer, our chief financial officer, and our three other most highly-compensated executive officers who were serving at the end of fiscal 2009. We refer to these five persons throughout as the “named executive officers” or our “NEOs.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Executive Compensation Philosophy

Our executive compensation philosophy is based on the belief that the compensation of our employees, including our named executive officers, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased shareholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. The main principles of this strategy include the following:

•	compensation decisions are based generally on a pay-for-performance model; therefore, a substantial portion of total direct compensation should consist of variable pay;

•	long-term incentives (which we refer to as “LTI”) should be used in addition to short-term incentives (which we refer to as “STI”) to encourage a focus on long-term decision making;

•	equity compensation should be used in addition to cash compensation to align the interests of our executives with the interests of our shareholders;

•

compensation should reflect an employee’s level of responsibility and contribution, and the greater the responsibility, the greater the share of an employee’s compensation that should be at risk to performance, long-term rather than short-term, and equity based rather than cash based; and

•	overall compensation must be competitive in the marketplace in order to attract superior executives.

The following table shows the use of these principles in the weighting of the target total direct compensation elements used in fiscal 2009:

Mr. Rubright (Chairman and CEO)		NEOs (Other than CEO)
Base Salary(1)	19%	Base Salary(1)	27%
Target Bonus	25%	Target Bonus	21%
Target LTI	56%	Target LTI	52%
Target Variable	81%	Target Variable	73%
LTI vs. STI	70%/30%	LTI vs. STI	71%/29%
Equity vs. Cash(1)	56%/44%	Equity vs. Cash(1)	52%/48%

(1)	Amounts calculated using base salaries as of January 1, 2009.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to attract and retain high quality executives capable of and committed to achieving superior performance; enhance each individual executive’s performance; align incentives with the areas of our business most directly impacted by the executive’s leadership and performance; improve the overall performance of our company; increase shareholder value by creating a mutuality of interest between the executive officers and shareholders through equity compensation structures that promote the sharing of the rewards and risks of strategic decision-making; and enhance the financial effectiveness of the program by taking into consideration the accounting treatment, deductibility and taxation of compensation decisions.

Administration of Our Executive Compensation Program

Our executive compensation program is administered by the compensation committee of our board of directors. As reflected in its charter, the compensation committee approves executive compensation corporate and individual goals and objectives, determines the compensation of our CEO and our other 14 senior executives, and evaluates our CEO’s performance relative to established goals and objectives.

Over the course of each year, the compensation committee reviews the relationship between our executive compensation program and the achievement of business objectives, as well as the competitiveness of the program.

The compensation committee has retained Mercer, a compensation consulting firm, to provide objective analysis, advice and information to the compensation committee, including competitive market data and compensation recommendations related to our CEO and our 14 other senior executives. Mercer reports to the chairman of the compensation committee and has direct access to the other members of the compensation committee. Mercer attends committee meetings and also meets with the compensation committee in person in executive sessions without management present. The decisions made by the compensation committee are the responsibility of the committee and may reflect factors and considerations other than the information and recommendations provided by Mercer. Mercer does not provide us any other services, except that we have engaged it to perform an asset liability study and ongoing asset liability monitoring related to our defined benefit retirement plans and ongoing performance evaluation services related to our defined contribution plans.

The compensation committee considers input from our CEO in making determinations regarding our overall executive compensation program and the individual compensation of the senior executives other than our CEO. As part of the annual planning process, our CEO develops targets for our annual bonus program and presents them to the compensation committee for consideration. Based on performance appraisals and information regarding competitive market practices provided by Mercer, our CEO recommends base salary adjustments, annual bonus opportunities, and long-term incentives levels for our senior executives other than our CEO. Each year, our CEO presents to the compensation committee and the non-management directors his evaluation of each senior executive’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of the senior executives.

After taking into account input from our CEO and Mercer, the compensation committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for each senior executive with respect to each element in the compensation program. In setting these levels, the compensation committee reviews a detailed analysis of each senior executive’s annual total direct compensation (base salary, annual bonus opportunity and long-term incentives), including the competitive market data discussed below and the value of benefits under our retirement plans and reviews compensation tally sheets with respect to our most senior executives that set forth each element of the executives’ compensation and benefits.

Consideration of Competitive Market Data Regarding Executive Compensation

In determining the amount of senior executive compensation each year, the compensation committee reviews competitive market data from a combination of a specific peer group of companies within the paper and packaging industry and various published survey data for similarly sized companies or business units in the “non-durable goods manufacturing” sector. In some cases, these surveys include “all manufacturing” or “general industry” data, when non-durable goods manufacturing categories are not available. For fiscal 2009, the peer group consisted of the following companies:

Caraustar Industries, Inc.	MeadWestvaco Corp.

Cascades Inc.	Pactiv Corp.

Cenveo Inc.	Packaging Corporation of America

Chesapeake Corp.	Smurfit-Stone Container Corporation

Graphic Packaging Corporation	Sonoco Products Company

Greif Inc.	Temple-Inland Inc.

International Paper Company

The compensation committee uses this peer group and survey data for benchmarking executive compensation practices and levels of base salary, annual performance bonuses and long-term incentives. The following sets forth the compensation committee’s competitive positioning of various components of executive compensation for our named executive officers relative to the competitive market data for executive talent discussed above:

•

Base salary — Salaries are determined based on the executive’s responsibilities, performance, experience, and the compensation committee’s judgment regarding competitive requirements and internal equity. We do not target a specific market data percentile for base salaries. Our salaries are individually determined and range broadly among our senior executives. Our CEO’s salary and the average salary of our other NEOs for fiscal 2009 were slightly above the market 50th percentile.

•

Target total cash compensation (base salary and annual bonus at the target payout level) — The compensation committee does not target a specific market percentile for target total cash compensation. The target total cash compensation of our CEO and the average of the other NEOs in fiscal 2009 were between the market 50th percentile and the market 75th percentile.

•

Maximum total cash compensation (base salary and annual bonus at the maximum payout level) — The compensation committee does not target a specific market percentile for maximum total cash compensation. The maximum total cash compensation of our CEO and the average maximum total cash compensation of our other NEOs in fiscal 2009 were slightly less than the market 75th percentile.

•

Long-term incentives — In setting the aggregate LTI values, the compensation committee compares our most recent one and three year financial performance to the financial performance of the peer group of companies. Our compensation committee makes a judgment regarding our approximate percentile ranking as compared to the peer group and then targets awards having a grant date value that has a market percentile that takes into account, but does not necessarily directly correspond to, our percentile performance ranking compared to the peer group. The March 2009 LTI awards targeted slightly above the market 50th percentile for our CEO and above the market 75th percentile for our other NEOs, taking into account the fact that our financial performance compared to the peer group of companies substantially exceeded the market 75th percentile for the one and three year period.

The compensation committee attempts to make compensation decisions consistent with the foregoing objectives and competitive considerations, including market levels of compensation it believes are necessary to attract, retain and motivate our senior executives. The compensation committee does not take into account an individual’s net worth or the aggregate wealth accumulated or realized by the individual from past compensation grants.

Components of Our Executive Compensation Program

We provide a combination of pay elements and benefits to accomplish our executive compensation objectives, including both short-term and long-term compensation. We believe that long-term incentives are particularly useful in aligning our executives’ interests with our shareholders’ interests and creating an effective retention measure.

The four primary components of our executive compensation program include:

•	base salary;

•	annual performance bonus;

•	long-term incentives; and

•	retirement benefits.

A description of these four components and related programs follows.

Base Salary. Base salary is designed to provide competitive levels of compensation to executives based upon their responsibilities, performance and experience, as well as competitive market data. No specific formula is applied to determine the weight of each factor. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives.

At lower executive levels, base salaries represent a larger portion of total compensation. At more senior executive levels, a greater portion of overall compensation is progressively replaced with larger variable compensation opportunities. The compensation committee has historically followed a policy of using primarily performance bonus awards rather than base salary to reward outstanding performance.

Base salary levels are also important because we generally tie the amount of annual performance bonus and long-term incentive opportunities and a substantial portion of our retirement benefits to a percentage of each executive’s base salary.

Annual Performance Bonus. Our annual executive bonus program is designed to motivate senior executives and reward the achievement of specific performance goals. Annual bonus goals are established for each of the executives who participates in the program, including each of our named executive officers.

Annual executive bonus program awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The amount of an executive’s bonus opportunity is influenced by these factors, as well as competitive market data and individual performance. Awards earned under the annual executive bonus program are contingent upon employment with us through the end of the fiscal year or as otherwise determined by the compensation committee.

The ultimate amount paid to an executive under the annual executive bonus program is a function of the following variables: the executive’s overall bonus opportunity, which is based on a percent of the executive’s year-end base salary; the goals established by the compensation committee for the executive; for each goal, the attainment of minimum achievement levels (threshold), capped by maximum achievement levels, and the compensation committee’s determination of the extent to which the executive’s goals were met.

The fiscal 2009 bonus goals of each of our named executive officers are set forth below. The bonus goals of Mr. Rubright were based exclusively on consolidated company measures because his position with us has a substantial impact on the achievement of those measures. The fiscal 2009 bonus goals of Messrs. Kiepura and Porter were based primarily on the measures of the businesses over which they each lead as executive vice president. The fiscal 2009 bonus goals of Mr. Voorhees were based on both consolidated company measures and home office measures because his position with us has a substantial impact on the achievement of each of those measures. The fiscal 2009 bonus goals of Mr. McIntosh were based on consolidated company measures, home office measures and his performance, including the effectiveness of the legal department.

The primary performance goals for each of our NEOs are operating income, customer satisfaction ratings and safety measures, with operating income having the greatest weighting because we believe that maximizing the operating income of each of our divisions and the consolidated company over the long-term will drive shareholder value. Customer satisfaction ratings are an important component of our performance goals because they provide us with an objective measure of how our customers view the quality of our products, the level of our service and the value they receive from conducting business with us. We use CSM Marketing, an independent market research firm, to conduct our annual customer satisfaction surveys (which reports on a scale of 1 to 10, with 10 being the highest rating). Safety has long been an important aspect of our culture. We therefore include safety measures as part of the performance goals for all of our NEOs, other than Mr. Voorhees and Mr. McIntosh, neither of whom has responsibility for manufacturing operations. Our safety performance measures include the number of workers’ compensation claims (which we refer to as “TWCC”) and the severity of injuries as measured by the number of workdays lost due to injuries (which we refer to as “LWD”). In the case of Messrs. Voorhees and McIntosh, home office cost savings are an important area of our performance goals because they have responsibility for a substantial portion of our corporate administrative costs. These cost savings goals include maintaining or increasing prior year savings and reducing current year costs.

For fiscal 2009, the compensation committee established the following bonus goals and performance benchmarks for Mr. Rubright under the annual executive bonus program. He was eligible to earn a cash bonus of up to a maximum of 150% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

	Weight	Performance Benchmarks (Dollars in 000s)
Goal		Threshold	Target	Maximum
Operating Income -

Consolidated Company	75%	$284,700	$303,200	$321,700

Customer Satisfaction -

Consolidated Company	10%	8.3	8.7	9.0

Safety (TWCC) -

Consolidated Company	7.5%	4	3	2

Safety (LWD) -

Consolidated Company	7.5%	40	30	20

For fiscal 2009, the compensation committee established the following bonus goals and performance benchmarks for Mr. Kiepura under the annual executive bonus program. He was eligible to earn a cash bonus of up to a maximum of 110% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
Operating Income -

Consolidated Company	20%	$284,700	$303,200	$321,700

Operating Income -

Folding Carton	30%	$45,000	$50,000	$55,000

Operating Income -

Coated Paperboard	30%	$54,700	$65,700	$71,700

Customer Satisfaction -

Folding Carton	5%	8.3	8.7	9.0

Customer Satisfaction -

Coated Paperboard	5%	8.3	8.7	9.0

Safety (TWCC) -

Folding Carton	2.5%	3.75	2.75	2.0

Safety (LWD) -

Folding Carton	2.5%	35	25	15

Safety (TWCC) -

Coated Paperboard	2.5%	5.0	3.75	2.5

Safety (LWD) -

Coated Paperboard	2.5%	65	40	25

For fiscal 2009, the compensation committee established the following bonus goals and performance benchmarks for Mr. Porter under the annual executive bonus program. He was eligible to earn a cash bonus of up to a maximum of 110% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks(1) (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
Operating Income -

Consolidated Company	10%	$284,700	$303,200	$321,700

Operating Income -

Corrugated	65%	$146,000	$163,000	$179,500

Customer Satisfaction -

Corrugated	10%	8.3	8.7	9

Safety (TWCC) -

Corrugated	10%	5	3.75	2.5

Safety (LWD) -

Corrugated	5%	35	20	15

(1)	In accordance with his employment agreement described below in the section titled “Compensation Discussion and Analysis — Employment Agreement with James B. Porter III,” these bonus goals and performance benchmarks applied to Mr. Porter for fiscal 2009, effective as of January 1, 2009. For the first quarter of fiscal 2009, ending December 31, 2008, Mr. Porter’s bonus was based upon goals and benchmarks related to the operation of Southern Container Corp. (which we refer to “SCC”) that were determined by the compensation committee in connection with our acquisition of SCC.

For fiscal 2009, the compensation committee established the following bonus goals and performance benchmarks for Mr. Voorhees under the annual executive bonus program. He was eligible to earn a cash bonus of up to a maximum of 100% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

	Weight	Performance Benchmarks (Dollars in 000s)
Goal		Threshold	Target	Maximum
Operating Income -

Consolidated Company	50%	$284,700	$303,200	$321,700

Customer Satisfaction -

Consolidated Company	10%	8.3	8.7	9.0

Home Office -

Maintain/Increase FY08 Savings	10%	$12,000	$14,000	$15,000

Home Office -

Reduce and Manage FY09 Costs	30%	$7,000	$12,000	$16,000

For fiscal 2009, the compensation committee established the following bonus goals and performance benchmarks for Mr. McIntosh under the annual executive bonus program. He was eligible to earn a cash bonus of up to a maximum of 80% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
Operating Income -

Consolidated Company	40%	$284,700	$303,200	$321,700

Customer Satisfaction -

Consolidated Company	10%	8.3	8.7	9

Home Office -

Maintain/Increase FY08 Savings	10%	$12,000	$14,000	$15,000

Home Office -

Reduce and Manage FY09 Costs	15%	$7,000	$12,000	$16,000

Individual Performance

Evaluation	17.5%	1	2	3

Legal Department Effectiveness

Evaluation	7.5%	1	2	3

The compensation committee sets these performance goals and related performance benchmarks at the beginning of each fiscal year based largely on management’s confidential business plan and budget for that fiscal year. The compensation committee sets the required performance benchmark to achieve a maximum payout for a particular performance goal at ambitious levels that can only be attained when applicable results are exceptional and which justify the higher award payments. We would expect an executive to achieve a maximum payout with respect to a particular performance goal one or two years out of ten. Similarly, we would expect an executive to achieve a threshold payout or less with respect to a particular performance goal one or two years out of ten.

Potential bonus payouts under our annual executive bonus program depend on the level at which the performance benchmarks are achieved as set forth in the table below based on a percentage of the executive’s year-end base salary. The failure to achieve at least a threshold performance benchmark with respect to a particular bonus goal will result in no payout with respect to that bonus goal. The achievement in excess of the maximum performance benchmark with respect to a particular bonus goal will result in a maximum payout with respect to that bonus goal. The achievement in excess of the threshold performance benchmark with respect to the particular bonus goal, but at a level below the maximum performance benchmark, will result in a payout with respect to the particular bonus goal based on straight-line interpolation. The compensation committee is responsible for assessing actual performance relative to performance benchmarks for each goal and, in doing so, determines the amount of any final bonus payout. For fiscal 2009, the compensation committee determined that the named executive officers achieved overall performance benchmarks resulting in the annual executive bonus payout as a percentage of year-end base salary set forth below in the column entitled “Actual 2009 Executive Bonus Payout.”

NEO	Payout Based on Achieving Benchmark at Threshold	Payout Based on Achieving Benchmark at Target	Payout Based on Achieving Benchmark at Maximum	Actual 2009 Executive Bonus Payout
James A. Rubright	100%	125%	150%	147.23%
Michael E. Kiepura	70%	90%	110%	105.42%
James B. Porter III	70%	90%	110%	102.20	%(1)
Steven C. Voorhees	50%	75%	100%	96.53%
Robert B. McIntosh	40%	60%	80%	73.97%

(1)	Mr. Porter’s actual bonus payout for fiscal 2009 was based upon goals established by our compensation committee related to the performance of SCC from October 1, 2008 through December 31, 2008, and for the remainder of the fiscal year based upon the bonus goals and performance benchmarks for Mr. Porter set forth above, in each case prorated for the respective periods.

During fiscal 2004 through 2009, our CEO received an average bonus payout that is 109.2% of the target level, while during that same period, our named executive officers (other than our CEO) received an average bonus that is 116.6% of the target level.

For fiscal 2010, the bonus goals and their relative weighting for each of the named executive officers shown above will be the same as those applicable for fiscal 2009; however, the performance benchmarks required to achieve threshold, target and maximum benchmarks have been changed. The compensation committee may change the performance goals for fiscal 2011 and later years.

Long-Term Incentives. We emphasize long-term variable compensation at the senior executive level over short-term variable compensation because of our desire to reward effective long-term management decision-making and our desire to attract and retain executives who have the potential to positively impact both our short-term and long-term profitability. Long-term incentives are designed to allow us to focus attention on long-range objectives and future returns to our shareholders and are presently delivered to the named executive officers through the 2004 Incentive Stock Plan. The compensation committee administers the 2004 Incentive Stock Plan and may award (a) stock options, (b) stock appreciation rights, (c) stock grants, (d) stock unit grants and (e) cash awards. In fiscal 2009, the compensation committee made awards under the 2004 Incentive Stock Plan in March. In recent years, the compensation committee has made awards to our named executive officers that included either only restricted stock or a combination of restricted stock and stock options.

Restricted Stock and Stock Options. On March 18, 2009, the compensation committee made long-term incentive award grants to our named executive officers. The awards included restricted stock grants made pursuant to our 2004 Incentive Stock Plan that have a service condition and a performance condition.

The restricted stock grants have a performance condition based on our “cash flow to equity ratio” (as defined below) reaching any of the ratios described below. The term “cash flow to equity ratio” means the ratio of our company’s “cash flow” (as defined below), divided by $1,012,979,861, which represents 38,326,896 shares of our Common Stock outstanding on the date of the grant, multiplied by $26.43, which was the closing price of our Common Stock on the NYSE on the date of the grant of the restricted stock. The term “cash flow” means the average total operating cash flow, as set forth in our company’s statements of cash flow, excluding cash resulting from alternative fuel tax credits, achieved during each of the two calendar years ending December 31, 2009 and 2010.

The target award for our restricted stock grants will be adjusted based on our company’s achievement of a cash flow to equity ratio described above as follows:

Cash Flow to Equity Ratio	Percent of Target Award
≥ 23.5	150%
≥ 20.5 but < 23.5	100%
≥ 17.5 but < 20.5	50%
< 17.5	0%

If any granted shares are awarded in accordance with the formula described above, they will be registered in the name of the applicable NEO as of December 31, 2010, unless forfeited or vested before that date. Once shares have been registered in the name of a NEO, the applicable NEO will be entitled to receive dividends that are paid on the related Common Stock and will have the right to vote the granted shares unless forfeited.

The stock grants described above will vest upon completion of service on March 18, 2012, unless forfeited or vested before then. All of the stock grants that have been registered in the name of a NEO will vest upon the death or disability of that NEO. In addition, all of the grants will fully vest at 150% of the applicable target award upon a change of control that occurs on or before December 31, 2010 or at the applicable award level as calculated above if a change in control occurs after December 31, 2010.

On March 18, 2009, the compensation committee also approved awards of stock options under the 2004 Incentive Stock Plan for the purchase of shares of Common Stock with an exercise price of $26.43, the closing sale price on the NYSE on March 18, 2009. These stock options will vest in one-third increments on each of March 18, 2010, 2011 and 2012. The compensation committee approved the following restricted stock and stock option grants to our named executive officers:

Name	Target Award - # of Shares	Stock Options - # of Shares Subject to Exercise
James A. Rubright	86,000	62,000
Michael E. Kiepura	31,000	22,275
James B. Porter III	31,000	22,275
Steven C. Voorhees	26,000	20,000
Robert B. McIntosh	11,200	8,400

Each of the named executive officers is required to retain ownership of fifty percent (50%) of the restricted stock awarded to him for a period of one year following the vesting of the restricted stock. The one-year retention period will not apply to any shares (1) to the extent that the executive continues to own an amount of our Common Stock at least equal to the amount of shares required under the preceding sentence, plus an amount of shares required under our stock ownership guidelines (described below) or (2) after termination of employment of the named executive officer; provided, however, the fifty percent (50%) requirement will apply only to the amount of restricted stock remaining after shares of Common Stock have been sold or otherwise reduced to satisfy any federal, state or local withholding tax liability arising from the granting or vesting of such restricted stock.

Retirement Benefits. We also provide certain retirement benefits to our named executive officers. These are discussed in detail below in the section titled “Executive Compensation Tables — Retirement Plans.”

Employment Agreement with James A. Rubright. On February 7, 2006, we entered into an employment agreement with Mr. Rubright concerning his employment as our CEO. The employment agreement was amended and restated on November 21, 2008 to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

Pursuant to his employment agreement, Mr. Rubright’s base pay will continue as in effect as of February 6, 2006, subject to annual review and periodic increases (but not decreases) in accordance with our customary practices for our senior executives. In addition, Mr. Rubright will continue to participate in all bonus, option, stock, insurance and other employee benefit and welfare plans, programs and policies maintained by us and in which Mr. Rubright is eligible by their terms to participate. Mr. Rubright’s participation relative to other senior officers as a class will continue to be at a level that is commensurate with his position as CEO and, to the extent that the level of participation is measured by performance criteria, at such level as reflects both Mr. Rubright’s position and achievement of the relevant performance criteria.

We may terminate Mr. Rubright’s employment at any time, and Mr. Rubright may resign at any time. Mr. Rubright is entitled to certain rights and benefits upon termination if:

•

we terminate his employment before his 65th birthday other than for Cause (as defined below) or as a consequence of Mr. Rubright’s death or his “permanent disability” (as defined in the employment agreement);

•	Mr. Rubright resigns his employment after the occurrence of one of the following, subject to notice by Mr. Rubright and an ability to cure by us (which we refer to as an “Adverse Change”):

•	the assignment to him of any duties or responsibilities that are inconsistent with his position as CEO;

•	our failure to provide Mr. Rubright his base pay or the benefits described above; or

•	a reduction of his retirement program or benefit; or

•

Mr. Rubright resigns his employment upon the occurrence of one of the following after a Change in Control (as defined in the employment agreement) (we refer to any such occurrence after a Change in Control or an Adverse Change as a “Good Reason”):

•

we or our ultimate surviving parent either reduce(s) Mr. Rubright’s salary, retirement program or benefit, or fail(s) to provide to Mr. Rubright a bonus or long-term incentive compensation opportunity that is at least as favorable to Mr. Rubright as the average of the three highest bonus or long-term incentive compensation opportunities that were in effect for Mr. Rubright for our five most recent fiscal years before the fiscal year in which the Change in Control occurs;

•

we or our ultimate surviving parent reduce(s) or diminish(es) Mr. Rubright’s duties, responsibilities, status, chain of persons reporting to him, staff assistance or office space from those that Mr. Rubright enjoys and that define his position as CEO immediately before the Change in Control;

•

we or our ultimate surviving parent transfer(s) Mr. Rubright to a location requiring a change in Mr. Rubright’s residence or a material increase in the amount of travel normally required of Mr. Rubright in connection with his employment;

•

we or our ultimate surviving parent fail(s) to continue to provide to Mr. Rubright health and welfare benefits, and deferred compensation, that are in the aggregate comparable to those provided to Mr. Rubright immediately before the Change in Control; or

•

if the Change in Control results in us not being and continuing as the ultimate surviving parent entity resulting from the Change in Control transaction, the failure of Mr. Rubright to be named as and become (upon or promptly following the consummation of the transaction) the CEO of the ultimate surviving parent with duties and responsibilities the same as or substantially equivalent to those he enjoys and that define his position and status with us immediately before the Change in Control.

The rights and benefits upon termination, in connection with the foregoing circumstances described in the immediately preceding paragraph, will include (1) within 30 days of termination, a lump sum payment in cash in the amount of three times Executive’s Earnings (as defined in the employment agreement and will include base pay, bonuses and the value of stock options, restricted stock and other long-term incentive compensation), which would be adjusted to account for the fact that any such termination would occur less than 36 months before his 65th birthday, so that the amount of the lump sum will be reduced according to the months remaining before his 65th birthday, (2) within 30 days of termination, a retirement benefit in the form of a lump sum payment in cash in an amount equal to the excess of (A) the amount that would be required to be paid to Mr. Rubright under the SERP benefit level 3, if the date of his termination was Mr. Rubright’s Employment Termination Date under the SERP and a Change in Control had occurred under the SERP and the date of such Change in Control was the date of Mr. Rubright’s termination, over (B) the amount that is required to be paid to Mr. Rubright under the SERP benefit level 3 as of Mr. Rubright’s Termination (capitalized terms are defined in the SERP), (3) continued coverage for Mr. Rubright and his eligible dependents in all employee health, medical and life insurance plans of our company until Mr. Rubright’s 65th birthday, whichever is sooner, substantially equivalent to those insurance benefits in effect before termination, (4) all of Mr. Rubright’s then unvested rights under the 2004 Incentive Stock Plan will vest, and (5) continued participation in other benefit plans in which Mr. Rubright currently participates or which are available to executive personnel.

Pursuant to the employment agreement, we will have no obligation to provide to Mr. Rubright the rights and benefits described in the preceding paragraph after Mr. Rubright’s 65th birthday or upon the occurrence of any of the following events: (1) we terminate Mr. Rubright’s employment for Cause, i.e., (x) conviction of a felony, (y) gross neglect by Mr. Rubright of his duties as CEO that continues uncured for 60 days after receipt of written notice thereof or (z) willful gross misconduct by Mr. Rubright in the performance of his duties as the CEO that remains uncured for 60 days after receipt of written notice thereof, (2) we terminate Mr. Rubright’s employment because he is “permanently disabled,” i.e., Mr. Rubright is receiving the maximum long-term disability benefits (after taking into account applicable offsets) that could be received under the long-term disability plan in which Mr. Rubright is a participant at the time of such termination, (3) Mr. Rubright does not, promptly after termination of his employment and upon receiving a written request to do so, resign as a director and/or officer of our company and of each subsidiary and affiliate of our company of which Mr. Rubright is then serving as a director and/or officer or (4) Mr. Rubright resigns his employment without Good Reason.

Mr. Rubright also will be entitled to receive certain additional Gross-Up Payments (as defined in the employment agreement) to cover any excise tax imposed by Section 4999 of the Code, on any payment or distribution by us to or for the benefit of Mr. Rubright, or any benefit, arrangement regarding the exercise or vesting of options, restricted stock or other securities of our company, or other plan, agreement or arrangement regarding a change of control of our company. Mr. Rubright also will be entitled to receive certain additional payments to indemnify and hold him harmless on an after-tax basis from any tax or interest penalty imposed on him under Section 409A of the Code with respect to any payment made or benefit provided under his employment agreement.

In the employment agreement, Mr. Rubright has agreed that during his employment and for three years following the date of termination of his employment or his resignation for any reason, he will not knowingly, without our prior written consent, disclose to any person, firm or corporation any material confidential information of our company or its subsidiaries that is now known to Mr. Rubright or that hereafter may become known to Mr. Rubright as a result of his employment or association with our company and that would be helpful to a competitor. Mr. Rubright has also agreed that, for a period of three years following the date of termination of his employment or his resignation for any reason, he will not induce, either directly or indirectly, any salaried employee of our company or any of its subsidiaries to terminate his or her employment, and he will not call on or solicit for the purpose of competing with our company or its subsidiaries any customers of our company or its subsidiaries.

Mr. Rubright further has agreed that following the date of termination of his employment or his resignation for any reason until his 65th birthday, (1) he will not assume or perform any responsibilities and duties that are substantially the same as those he performs for us for or on behalf of any other corporation, partnership, venture or other business entity that engages in our company’s business in the United States and (2) he will furnish such information and render such assistance and cooperation as reasonably may be requested in connection with any litigation or legal proceedings concerning our company or any of its subsidiaries (other than any legal proceedings concerning Mr. Rubright’s employment), in connection with such cooperation, we will pay or reimburse Mr. Rubright for reasonable expenses. In the event of a breach by Mr. Rubright of these covenants, we will have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach, in addition to pursuing any other rights and remedies at law or in equity that we may have.

Employment Agreement with James B. Porter III. Effective as of March 5, 2008, in connection with our acquisition of SCC, we assumed an employment agreement with Mr. Porter that he had previously entered into with SCC before our acquisition of it. Unless terminated earlier by us or Mr. Porter, the term of Mr. Porter’s employment agreement will end on December 31, 2011. At the end of its term and any extension term, the term will be automatically extended for additional 1-year terms unless either of us or Mr. Porter has notified the other of non-extension of the term at least 30 days prior to the scheduled termination date.

Pursuant to Mr. Porter’s employment agreement, the shareholders of SCC deposited $5,308,567 into escrow on the closing date of our acquisition of SCC, which amount included a special make-whole payment, an executive share payment and an earnings share units payment that arose because of our purchase of SCC pursuant to the terms of Mr. Porter’s employment agreement and an earnings share units agreement that Mr. Porter had entered into with SCC prior to our acquisition of it. Mr. Porter received monthly payments of $50,000 from his escrow accounts, from the closing of the SCC acquisition until the balance was paid to Mr. Porter in March 2009.

In accordance with Mr. Porter’s employment agreement, we paid a special payment of $816,298 in lieu of an award under our 2004 Incentive Stock Plan, and the escrow agent paid the make-whole payment, the executive share payment and the earnings share units payment and earnings/loss from the escrow account on March 5, 2009.

As of the end of fiscal 2009, Mr. Porter became eligible to participate in our 2004 Incentive Stock Plan at the level of the highest division-level executive reporting directly to our CEO. Beginning on January 1, 2009,

Mr. Porter became eligible to participate in the Senior Executive plan level of our Supplemental Plan, which we discuss below under the section entitled “Executive Compensation Tables — Retirement Plans — Supplemental Retirement Savings Plan.”

In accordance with his employment agreement, Mr. Porter’s base salary for calendar year 2009 was $526,436, for calendar year 2010 is $547,500 and for calendar year 2011 will be at least $569,394. Since January 1, 2009, Mr. Porter has been entitled to a bonus determined and paid in accordance with our annual executive bonus program, which we discussed above in the section entitled “Executive Compensation — Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Annual Performance Bonus.” In accordance with that program, our compensation committee has established Mr. Porter’s performance goals, with a bonus threshold of 70% of Mr. Porter’s base salary, a target of 90% of his base salary and a maximum of 110% of his base salary. For the first quarter of fiscal 2009, Mr. Porter’s bonus was based upon performance goals that were established by the compensation committee related to the performance of SCC. We also agreed in Mr. Porter’s employment agreement to provide him with a country club membership and a $1,000 per month car allowance.

In connection with his employment agreement, Mr. Porter has agreed that during the term of his employment with us and at all times after his departure he will not use or disclose any information concerning us or our business affairs or our trade secrets acquired by him while employed by us. Mr. Porter has also agreed that during his employment with us and for 2 years after his separation from us he will not directly or indirectly individually or in any capacity engage or participate in or give any advice or assistance to or work as a manager in any business that competes with us or has an equity interest in a box plant or paper mill within a 200 mile radius of any of SCC’s box plants or paper mills.

Mr. Porter has further agreed that during the term of his employment with us and for 2 years after its termination he will not solicit any customers who were our customers at the time of his employment or induce any of our employees or representatives to join him or any business which he may be associated with in any capacity. If Mr. Porter breaches any of his covenants regarding competition with us, or solicitation or inducement of our customers or employees, we will have the right to an injunction or other restrictions in court.

In the event that Mr. Porter’s employment with us is terminated due to his death or permanent disability, or by us without “Gross Cause” (as defined below), a pro rated portion of his bonus will be paid by us to him (or, in the event of his death prior to such payment, to his designated beneficiary or beneficiaries) at the time his bonus would have been paid had his employment continued for the full fiscal year in which it was terminated.

Under his employment agreement, we may terminate Mr. Porter’s employment with us with or without Gross Cause. However, if we terminate him other than for Gross Cause, we shall pay him an amount equal to 12 months of his base salary, at the rate in effect on the date of termination, payable at the times his salary would have otherwise been paid had his employment continued over a 12-month severance period.

Additionally, if Mr. Porter’s employment is terminated prior to the termination date of his agreement by us for grounds that would not constitute Gross Cause or the employment agreement is not renewed for any additional period at the time of its termination in accordance with its terms, then:

•

Mr. Porter’s outstanding unvested stock options, if any, will, as of the date of termination of his employment, become immediately vested in full and shall become immediately exercisable and will remain exercisable until the earlier of ninety (90) days following the date of his termination of employment or the latest date on which any applicable options could be exercised under its terms had Mr. Porter’s employment with us not terminated.

•

If the termination of his employment occurs before January 1, 2011, Mr. Porter will become fully vested in any outstanding unvested long-term incentive awards from us other than stock options (which we refer to as “LTI Awards”), provided that any applicable performance goals under any of the LTI Awards have been satisfied in accordance with their terms.

•

If the termination of his employment occurs on or after January 1, 2011, provided that any applicable performance goals under the applicable LTI Awards have been satisfied in accordance with their terms, (i) Mr. Porter will be fully vested in any LTI award granted in any calendar year prior to the calendar year in which he terminates employment; and (ii) Mr. Porter will be vested in a prorated portion of any LTI Award granted in the calendar year in which he terminates employment.

•	Any payment of an LTI Award described above will be made at the time payment would have otherwise been made had Mr. Porter’s employment not terminated.

“Gross Cause” would include Mr. Porter’s fraud, gross misconduct, gross negligence, disloyalty, gross insubordination, breach of trust, breach of any material term of his employment agreement and any other similar cause.

Stock Ownership Guidelines

In order to better align the interests of our shareholders, executives and directors, our board of directors has adopted the following stock ownership guidelines. These guidelines reflect current corporate practices and result in the linking of a portion of the personal financial interests of the named executive officers, as well as certain other designated executives, through the ownership of our Common Stock, with the financial interests of our shareholders.

The guidelines are as follows:

•

Each named executive officer, other than our CEO, must own an amount of shares of our Common Stock, including vested or unvested restricted stock awards, having a value of not less than the annual base salary of such person.

•	The CEO must own an amount of shares of our Common Stock, including vested or unvested restricted stock awards, having a value of not less than three times the CEO’s annual base salary.

Tax Considerations

The compensation committee has reviewed the applicability of Section 162(m) of the Code, as amended by the Omnibus Budget Reconciliation Act of 1993. In certain circumstances, Section 162(m) may deny a federal income tax deduction for compensation to our named executive officers in excess of $1 million per year, effective for tax years beginning on or after January 1, 1994. Certain compensation that qualifies as “performance based” and is approved by shareholders may be exempt from the Section 162(m) limit. We intend to qualify certain compensation paid to our named executive officers for deductibility under the Code, including Section 162(m). However, we believe that the interests of our company and our shareholders may sometimes be best served by providing compensation that is not deductible in order to attract, retain, motivate and reward executive talent. Accordingly, the compensation committee intends to retain the flexibility to provide for payments of compensation that is not deductible. Payments under our annual executive bonus program and restricted stock awards under our 2004 Incentive Stock Plan are currently qualified as performance based compensation and exempt from the Section 162(m) limit.

Each of Mr. Rubright’s and Mr. Porter’s employment agreement is in compliance with Section 409A.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the company’s management. Based on this review and discussion, the compensation committee recommended that the board of directors include the Compensation Discussion and Analysis in this proxy statement and the annual report on Form 10-K for the fiscal year ended September 30, 2009.

Lawrence L. Gellerstedt III, chairman, compensation committee

G. Stephen Felker, compensation committee member

John W. Spiegel, compensation committee member

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below shows, as applicable, the total compensation earned during fiscal years 2009, 2008 and 2007 by those persons who: (1) served as our chief executive officer during fiscal 2009, (2) served as our chief financial officer during fiscal 2009, and (3) were our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2009. We only show the total compensation earned by Mr. Porter during fiscal 2009 because that was the first year that he was one of our most highly compensated executive officers and by Mr. McIntosh during fiscal year 2009 and 2008 because those were the years he was one of our most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)		Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
James A. Rubright	2009	$981,250	$1,472,250		$2,871,651	$926,146	$0	$4,595,326	$163,024	$11,009,647
Chairman and Chief Executive Officer	2008	$912,500	$1,120,984		$1,816,944	$670,688	$1,000,000	$2,426,274	$101,305	$8,048,695
	2007	$856,250	$1,048,359		$1,492,032	$184,412	$1,000,000	$1,374,313	$165,686	$6,121,052

Michael E. Kiepura	2009	$450,000	$474,371		$817,902	$290,359	$0	$224,368	$54,355	$2,311,355
Executive Vice President	2008	$356,250	$334,611		$512,080	$249,738	$250,000	$7,984	$47,812	$1,758,475
	2007	$337,500	$328,153		$281,617	$206,972	$250,000	$29,070	$49,445	$1,482,757

James B. Porter III(7)	2009	$521,375	$937,648	(8)	$220,250	$146,086	$0	$0	$893,635	$2,718,994
Executive Vice President

Steven C. Voorhees	2009	$407,500	$405,405		$782,378	$198,064	$0	$202,271	$53,616	$2,049,234
Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2008	$366,250	$365,107		$524,577	$170,302	$250,000	$30,237	$53,104	$1,759,577
	2007	$352,500	$341,466		$390,262	$51,760	$250,000	$39,555	$59,203	$1,484,746

Robert B. McIntosh(9)	2009	$305,000	$229,307		$513,731	$121,641	$0	$150,177	$40,266	$1,360,122
Executive Vice President, General Counsel and Secretary	2008	$283,750	$224,582		$383,392	$120,809	$83,350	$4,392	$41,047	$1,141,322

(1)	Salary adjustments for each named executive officer during fiscal 2007 were effective January 1, 2007, salary adjustments during fiscal 2008 were effective January 1, 2008, and, except for Mr. Kiepura, salary adjustments for fiscal 2009 were effective January 1, 2009. Mr. Kiepura’s salary for fiscal 2009 was adjusted effective as of October 1, 2008. The amounts for fiscal 2007 above reflect three months of salary at the calendar year 2006 rate and nine months of salary at the calendar year 2007 rate. The amounts for fiscal 2008 reflect three months of salary at the calendar year 2007 rate and nine months of salary at the calendar year 2008. Except for Mr. Kiepura, the amounts for fiscal 2009 reflect three months of salary at the calendar year 2008 rate and nine months of salary at the calendar year 2009 rate. Mr. Kiepura’s amount for fiscal 2009 reflect twelve months of salary at the rate set forth above.

(2)	Bonuses for the NEOs under our annual executive bonus program for fiscal 2007 were earned in fiscal 2007 but not paid until fiscal 2008; bonuses for fiscal 2008 were earned in fiscal 2008 but not paid until fiscal 2009; and bonuses for fiscal 2009 were earned in fiscal 2009 but not paid until fiscal 2010, other than Mr. Porter’s bonus, which is discussed in footnote 8 to this table below.

(3)

In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the award of stock or options measured in dollars and calculated in accordance with ASC 718. The fair value per share of grants of restricted stock with a market condition and service condition granted in fiscal 2007 and 2008 was valued using a Monte Carlo simulation. For all other grants of restricted stock, the fair value per share is equal to the closing sale price of our Common Stock on the NYSE on the date of grant (i.e., $35.95 on May 10, 2007, $29.10 on March 19, 2008 and $26.43 on March 18, 2009). For stock options, the fair value per share is based on certain assumptions which we explain in Note 17 to our financial statements which are included in our annual report on Form 10-K for the fiscal year ended September 30, 2009. We disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). The amounts shown in the Summary Compensation Table also include a ratable portion of each grant we made in prior years to the extent the vesting period fell in fiscal 2007, 2008 or 2009 (except where generally accepted accounting principles required us to recognize the full amount in a prior year, as is the case when a grant is made to a retirement-eligible executive (currently, Mr. Rubright) and under the terms of such award the executive is permitted to retain all or part of such award upon retirement without fulfilling the vesting period). Please also refer to the third table in this proxy statement titled “Grants of Plan-Based Awards”.

•

The shares of restricted stock granted in fiscal 2007 will not be deemed issued and will not have voting or dividend rights until the relevant performance or market conditions have been met. The 2007 awards of restricted stock granted to the NEOs, other than Mr. Rubright, will vest upon completion of service on March 31, 2010, unless forfeited or vested before that date. Of Mr. Rubright’s restricted stock grant awards made in fiscal 2007, 47,600 shares will vest upon completion of service on March 31, 2010, and the rest will vest in one-third increments upon completion of service on each of May 8, 2009, 2010 and 2011, unless forfeited or vested before that date. The shares of restricted stock granted in fiscal 2008 will vest upon completion of service on March 18, 2012. The shares of restricted stock granted in fiscal 2009 will be registered in the individual’s name and will have voting and dividend rights in accordance with the description in the section titled “Compensation Discussion and Analysis — Restricted Stock and Stock Options” above.

(4)	The amounts shown as “Non-Equity Incentive Plan Compensation” for fiscal 2007 are payments that vested on September 30, 2007 under our 2005 Shareholder Value Incentive Plan (which we refer to as our “2005 Incentive Plan”) and were paid on November 7, 2007. The amounts shown as “Non-Equity Incentive Plan Compensation” for fiscal 2008 are payments that vested on September 30, 2008 under our 2005 Incentive Plan and were paid on October 2, 2008.

(5)	This column shows the increase from September 30, 2006 to September 30, 2007, from September 30, 2007 to September 30, 2008 and from September 30, 2008 to September 30, 2009, respectively, in the actuarial present value of accumulated benefits for each NEO under the Pension Plan and SERP. It does not include any above-market or preferential earnings on deferred compensation, as we do not provide above-market or preferential interest on the deferred compensation of our named executive officers. The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosures. Accrued benefits payable at age 65 were determined as of the end of each fiscal year using compensation data through September 30 and include the current year’s bonuses paid after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each participant is assumed to work until 65 and then retire. The discount rates used as of September 30, 2007, September 30, 2008 and September 30, 2009 were 6.25%, 7.5% and 5.53%, respectively, for the Pension Plan and 6.25%, 7.5% and 4.21%, respectively, for the SERP. The lump sum rate (SERP only) used as of September 30, 2007, September 30, 2008 and September 30, 2009 were 4.59%, 3.85% and 3.31%, respectively. Note that for September 30, 2009, the lump sum rate used for the portion of Mr. Rubright’s SERP benefit accrued as of March 31, 2009 was 2.645%. The lump sum mortality table (SERP only) used as of September 30, 2007, September 30, 2008 and September 30, 2009 was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post-retirement mortality tables (qualified pension plan only) were RP-2000 Combined Healthy with 60% Blue Collar and 40% White Collar adjustments for males and females (as of September 30, 2007) and RP-2000 Combined Healthy with White Collar adjustment for males and females projected to 2009 with Scale AA (as of September 30, 2008), and projected to 2010 with Scale AA (as of September 30, 2009).

(6)	The amounts shown as “all other compensation” include the following perquisites and personal benefits:

All Other Compensation Table

	Fiscal Year	James A. Rubright	Michael E. Kiepura	James B. Porter	Steven C. Voorhees	Robert B. McIntosh
Life Insurance Premiums	2009	$4,959	$3,033	$3,062	$3,567	$2,564
	2008	$4,977	$3,051	—	$3,585	$2,582
	2007	$4,984	$3,058	—	$3,592	—
Company Contributions to Supplemental Plan and 401(k) Plan(A)	2009	$66,518	$27,206	$27,133	$24,062	$15,679
	2008	$6,563	$20,426	—	$21,597	$15,250
	2007	$57,139	$19,970	—	$20,819	—
Dividends on Unvested Restricted Stock	2009	$56,058	$15,375	$0	$15,375	$12,165
	2008	$64,417	$16,033	—	$17,300	$13,307
	2007	$85,685	$18,514	—	$24,599	—
Club Memberships	2009	$6,231	$5,269	$13,047	$6,300	$5,880
	2008	$9,478	$8,302	—	$10,562	$9,858
	2007	$9,988	$7,903	—	$10,143	—
Airplane Usage(B)	2009	$24,955	$0	$0	$0	$0
	2008	$15,870	$0	—	$0	$0
	2007	$7,890	$0	—	$0	—
Severance Benefits	2009	$0	$0	$0	$0	$0
	2008	$0	$0	—	$0	$0
	2007	$0	$0	—	$0	$0
Other(C)	2009	$4,303	$3,472	$850,393	$4,312	$3,978
	2008	$0	$0	—	$60	$50
	2007	$0	$0	—	$50	—

Total	2009	$163,024	$54,355	$893,635	$53,616	$40,266
	2008	$101,305	$47,812	—	$53,104	$41,047
	2007	$165,686	$49,445	—	$59,203	—

(A)	Under the Supplemental Plan, we match an amount equal to 50% of the executive’s contribution. Certain amounts disclosed in this column are also disclosed in the table below titled “Nonqualified Deferred Compensation Table.” The amounts disclosed in the two tables do not correspond because this table discloses amounts contributed based on compensation earned during fiscal 2007, fiscal 2008 and fiscal 2009, respectively, regardless of when contributed to the Supplemental Plan and the other table discloses amounts actually contributed during fiscal 2007, fiscal 2008 and fiscal 2009, respectively, regardless of when they were earned.

(B)	In accordance with SEC regulations, we report use of corporate aircraft by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. The amounts we report are consistent with this standard. We estimate our aggregate incremental cost to be equal to our average incremental operating costs, which includes items such as fuel; maintenance; landing fees; trip-related permits; trip-related hangar costs; trip-related meals and supplies; crew expenses during layovers; and any other expenses incurred or accrued based on the number of hours flown. We use this method because we believe, on average, it fairly approximates our incremental cost and because it ensures that some “cost” is allocated to each passenger on each trip.

(C)	These amounts include tax gross-up payments related to our reimbursements of club membership fees for the following NEOs in the following amounts: Mr. Rubright, $4,303; Mr. Kiepura, $3,472; Mr. Voorhees, $4,262; and Mr. McIntosh, $3,978. For Mr. Porter, this amount includes $816,298 paid by us in connection with Mr. Porter’s employment agreement and our acquisition of SCC, which is discussed in greater detail in this proxy statement under the section titled “Compensation Discussion and Analysis — Employment Agreement with James B. Porter III”, $12,000 for Mr. Porter’s automobile allowance, $10,440 for tax gross-up payments related to our reimbursement of his club membership fees, $5,959 for tax gross-up payments related to our payment of his automobile allowance, and $1,936 for tax gross-up payments related to our payment of his life insurance premiums.

(7)	Mr. Porter was not one of our named executive officers in fiscal 2007 or fiscal 2008. We do not include in this table the payments out of escrow that were made to Mr. Porter on or before March 5, 2009 based on the original principal amount of $5,308,567 that was originally paid into escrow by the shareholders of SCC in connection with our acquisition of SCC, which is discussed in the section titled “Compensation Discussion and Analysis — Employment Agreement with James B. Porter III.”

(8)	Mr. Porter’s bonus amount includes a bonus for calendar year 2008 in the amount of $518,333 that was paid in January 2009 in accordance with his employment agreement and a prorated bonus under our annual executive bonus plan earned for the months of January through September 2009 in the amount of $419,315 that was paid in fiscal 2010.

(9)	Mr. McIntosh was not one of our named executive officers in fiscal 2007.

Grants of Plan-Based Awards

The following table provides information as to the grants of plan-based awards to each named executive officer during fiscal 2009. This includes restricted stock and stock option awards under the 2004 Incentive Stock Plan, which is discussed in greater detail in this proxy statement under the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options.”

Grants of Plan-Based Awards for Fiscal 2009

Name	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Maximum (#)	All Other Option Awards: Number of Securities Underlying Options ($)(2)	Exercise Price of Option Awards ($/Sh)
	Grant Date	Threshold (#)	Target (#)
James A. Rubright	3/18/2009	0	86,000	129,000
	3/18/2009				62,000	$26.43

Michael E. Kiepura	3/18/2009	0	31,000	46,500
	3/18/2009				22,275	$26.43

James B. Porter	3/18/2009	0	31,000	46,500
	3/18/2009				22,275	$26.43

Steven C. Voorhees	3/18/2009	0	26,000	39,000
	3/18/2009				20,000	$26.43

Robert B. McIntosh	3/18/2009	0	11,200	16,800
	3/18/2009				8,400	$26.43

(1)	These columns represent restricted stock grants made under the 2004 Incentive Stock Plan on March 18, 2009, which vest as described in this proxy statement under the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options.”

(2)	The stock options granted to the named executive officers in fiscal 2009 have a 10-year term and vest as described in this proxy statement under the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options.” Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to change in control, death, disability and retirement). However, options have an implicit performance criterion because the options have no value to the executive unless and until our stock price exceeds the exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding as of September 30, 2009 for the named executive officers. The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any). For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing sale price of our Common Stock at the end of the most recently completed fiscal year by the number of shares of stock or the amount of equity incentive plan awards, respectively.

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(4)
James A. Rubright	40,000	—	—	$15.40	5/4/2014
	39,667	19,833	—	$35.95	5/10/2017
	25,667	51,333	—	$29.10	3/19/2018
	—	62,000	—	$26.43	3/18/2019
						140,583	$6,622,865	165,100	$7,777,861
Michael E. Kiepura	11,133	5,567	—	$35.95	5/10/2017
	7,334	14,666	—	$29.10	3/19/2018
	—	20,000	—	$35.76	8/1/2018
	—	22,275	—	$26.43	3/18/2019
						39,000	$1,837,290	53,400	$2,515,674
James B. Porter	—	20,000	—	$35.76	8/1/2018
	—	22,275	—	$26.43	3/18/2019
						—	—	31,000	$1,460,410
Steven C. Voorhees	40,000	—	—	$11.23	5/9/2015
	11,133	5,567	—	$35.95	5/10/2017
	7,334	14,666	—	$29.10	3/19/2018
	—	20,000	—	$26.43	3/18/2019
						39,000	$1,837,290	48,400	$2,280,124
Robert B. McIntosh	12,500	—	—	$15.40	5/4/2014
	7,933	3,967	—	$35.95	5/10/2017
	5,167	10,333	—	$29.10	3/19/2018
	—	8,400	—	$26.43	3/18/2019
						29,850	$1,406,234	27,100	$1,276,681

(1)	Vesting dates of unvested stock option awards are as follows: Mr. Rubright — 20,667 on March 18, 2010, 25,666 on March 19, 2010, 19,833 on May 10, 2010, 20,666 on March 18, 2011, 25,667 on March 19, 2011, and 20,667 on March 18, 2012; Mr. Kiepura — 7,425 on March 18, 2010, 7,333 on March 19, 2010, 5,567 on May 10, 2010, 7,425 on March 18, 2011, 7,333 on March 19, 2011, 6,667 on August 1, 2011, 7,425 on March 18, 2012, 6,666 on August 1, 2012, and 6,667 on August 1, 2013; Mr. Porter — 7,425 on March 18, 2010, 7,425 on March 18, 2011, 6,667 on August 1, 2011, 7,425 on March 18, 2012, 6,666 on August 1, 2012, and 6,667 on August 1, 2013; Mr. Voorhees — 6,667 on March 18, 2010, 7,333 on March 19, 2010, 5,567 on May 10, 2010, 6,666 on March 18, 2011, 7,333 on March 19, 2011, and 6,667 on March 18, 2012; and Mr. McIntosh — 2,800 on March 18, 2010, 5,166 on March 19, 2010, 3,967 on May 10, 2010, 2,800 on March 18, 2011, 5,167 on March 19, 2011, and 2,800 on March 18, 2012.

(2)

Vesting dates of earned but unvested stock grants are as follows: Mr. Rubright — 46,666 on May 8, 2010, 47,250 on March 19, 2011, and 46,667 on May 8, 2011; Mr. Kiepura — 12,750 on May 8, 2010, 13,500 on March 19, 2011, and

12,750 on May 8, 2011; Mr. Voorhees — 12,750 on May 8, 2010, 13,500 on March 19, 2011, and 12,750 on May 8, 2011; and Mr. McIntosh — 10,200 on May 8, 2010, 9,450 on March 19, 2011, and 10,200 on May 8, 2011.

(3)	The numbers of shares set forth in these columns are calculated assuming that restricted stock awards made on May 10, 2007 and March 19, 2008 vest at 100% of the target award, with the exception of certain restricted shares made on March 19, 2008, which achieved the respective performance condition based on the level of our Debt to EBITDA Ratio (as defined in the applicable grant letter) at 150% of target during fiscal 2009.

(4)	Based on the closing sale price of $47.11 for our Common Stock on September 30, 2009, the last trading date of our fiscal year, as reported on the NYSE.

(5)	Unearned stock grants are subject to market or performance conditions. The performance conditions for the restricted stock grants made in fiscal 2009 are described in this proxy statement under the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options.” The number of shares reported in this column is based upon us achieving the applicable target market or target performance conditions. In the event that the applicable market or performance conditions are met, the vesting dates of unearned and unvested stock grants are as follows: Mr. Rubright — 47,600 on March 31, 2010, 31,500 on March 19, 2011, and 86,000 on March 18, 2012; Mr. Kiepura — 13,400 on March 31, 2010, 9,000 on March 19, 2011, and 31,000 on March 18, 2012; Mr. Porter — 31,000 on March 18, 2012; Mr. Voorhees — 13,400 on March 31, 2010, 9,000 on March 19, 2011, and 26,000 on March 18, 2012; and Mr. McIntosh — 9,600 on March 31, 2010, 6,300 on March 19, 2011, and 11,200 on March 18, 2012.

Value Realized from Stock Options and Stock Appreciation Awards

The following table provides information concerning exercises of stock options, and vesting of stock, including restricted stock, during fiscal 2009 for each of the named executive officers on an aggregated basis. In some cases, this includes the vesting of performance stock which vested in the most recently completed fiscal year but which was granted in previous years. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

Option Exercises and Stock Vested Table for Fiscal 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James A. Rubright	330,000	$8,085,250	46,667	$1,782,679
Michael E. Kiepura	50,000	$1,390,750	12,750	$487,050
James B. Porter III	—	$—	—	$—
Steven C. Voorhees	40,000	$969,756	12,750	$487,050
Robert B. McIntosh	17,100	$544,569	10,200	$389,640

(1)	These amounts are calculated based on the closing sale price of the Common Stock on the vesting date.

Equity Compensation Plan Information

The table below shows information with respect to all of our equity compensation plans as of September 30, 2009:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders:
1993 Stock Option Plan	32,900	$16.24	—
2000 Incentive Stock Plan(1)	154,000	$14.71	—
2004 Incentive Stock Plan(1)	827,866	$28.77	1,615,647
1993 Employee Stock Purchase Plan	—	—	950,868
Equity compensation plans not approved by security holders	—	—	—

(1)	Under the 2004 Incentive Stock Plan, as amended, there are available for awards granted during the term of the plan (1) 4.1 million shares of Common Stock, plus (2) 389,833 shares of Common Stock that remained available for issuance under the Rock-Tenn Company 2000 Incentive Stock Plan (which we refer to as the “2000 Incentive Stock Plan”), plus (3) the number of shares of Common Stock subject to grants under the 2000 Incentive Stock Plan that were outstanding on the effective date of the 2004 Incentive Stock Plan and that are subsequently forfeited or expire. We may grant no new awards under the 2000 Incentive Stock Plan or the Rock-Tenn Company 1993 Stock Option Plan (which we refer to as the “1993 Stock Option Plan”).

Retirement Plans

Pension Plan. Our named executive officers, other than Mr. Porter, participate in our defined benefit plan for salaried and nonunion hourly employees (which we refer to as our “Pension Plan”). Our Pension Plan was amended effective as of March 1, 2005, to add a new benefit formula. After February 28, 2005, the new benefit formula (which we refer to as the “2005 benefit formula”) equals 1% of a participant’s compensation (as defined in the Pension Plan). In connection with the amendment, covered employees who were 35 years old or older or who had five years or more of vested service on December 31, 2004, were required to elect one of two options effective March 1, 2005: (1) a reduced future pension accrual based on the 2005 benefit formula and the then current match under the Rock-Tenn Company 401(k) Retirement Savings Plan for Salaried and Non-Union Hourly Employees (which we refer to as the “401(k) Plan”) or (2) no future pension accrual and an enhanced match under the 401(k) Plan. None of the named executive officers who participate in our Pension Plan elected to cease future pension accruals during the Pension Plan’s election periods in December 2004 and January 2005. Covered employees who were under 35 years of age and who had less than five years of vested service on December 31, 2004 automatically ceased accruals in the Pension Plan effective as of December 31, 2004 and became eligible for an enhanced match under the 401(k) Plan.

The 2005 benefit formula produces a benefit payable at a participant’s normal retirement age as an annuity payable only for the life of the participant. The amendment to our Pension Plan also froze the benefit, if any, accrued for each participant as of February 28, 2005, under prior benefit formulas utilized under the Pension Plan. Therefore, other than as set forth in the following two sentences, all NEOs, other than Mr. Porter, will receive a benefit at retirement equal to the sum of (1) their benefit accrued as of December 31, 1997, under the old four-part benefit formula in effect on that date, (2) their benefit accrued after that date and through February 28, 2005, under the benefit formula in effect during that period, and (3) their benefit accrued under the 2005 benefit formula on and after March 1, 2005. With respect to Mr. Kiepura, he will receive a benefit at retirement equal to the sum of (1) his benefit accrued as of December 31, 1997, which includes a frozen benefit accrued during his employment with his former employer that we purchased and a benefit under the old four-part benefit formula, (2) his benefit accrued after that date and through February 28, 2005, and (3) his benefit accrued under the 2005 benefit formula on and after March 1, 2005.

Our Pension Plan was again amended effective as of January 1, 2006, to allow the remaining participants under the Pension Plan to elect one of two options: (1) a reduced future pension accrual based on the 2005 benefit formula and the then current match under the 401(k) Plan or (2) no future pension accrual and an enhanced match under the 401(k) Plan. None of the named executive officers elected to cease future pension accruals during the Pension Plan’s election periods.

Under our Pension Plan, “compensation” for salaried employees is defined as base pay. Therefore, it does not include any bonuses, overtime, commissions, reimbursed expenses of any kind, severance pay, income imputed from insurance coverage or the like, or payments under the Pension Plan or any other employee benefit plan or any income from a stock option plan. No employee’s compensation for purposes of the Pension Plan includes amounts in excess of the compensation limit under the Code. This limit is periodically adjusted for inflation by the United States Secretary of the Treasury and this limit, as adjusted, was $225,000 for calendar year 2007, $230,000 for calendar year 2008, $245,000 for calendar year 2009 and will be $245,000 for calendar year 2010.

A participating employee’s right to benefits under our Pension Plan vests after five years of service or at normal retirement age, whichever is earlier. The plan is a defined benefit plan qualified under the Code and, as such, is subject to a limitation under the Code on the amount of benefits that may be paid to a participant each year under the plan.

SERP. The Rock-Tenn Company Supplemental Executive Retirement Plan (which we refer to as the “SERP”) is designed to supplement a participant’s benefit under our Pension Plan for a relatively small number of participants. The SERP provides unfunded supplemental retirement benefits. The SERP benefit is paid in a lump sum for participants whose employment terminates on or after November 11, 2005. Currently, there are 14 active employees who participate in the SERP, including the named executive officers with the exception of Mr. Porter.

Under the SERP there are four benefit levels (which we refer to as “level 1,” “level 2,” “level 3” and “level 4”), but no benefit will be paid under level 1, level 2 or level 3 to a participant if the participant is not eligible for a vested benefit under our Pension Plan. The compensation committee determines who will participate in the SERP and the benefit level for such participant. Benefit level 1 is based exclusively on a participant’s base salary below a compensation cap and was designed to make up for the loss in benefits a participant will receive under our Pension Plan as a result of the reduction in the Code compensation limit in 1994 from $235,840 to $150,000 as indexed thereafter for inflation. Benefit level 2 is the same as benefit level 1 except that the benefit a participant earns will be based on the aggregate of the participant’s base salary and bonus paid, and there is no compensation cap. Six of our active employees, including our named executive officers other than our CEO and Mr. Porter, participate in the SERP at benefit level 2.

Benefit level 3 will provide a benefit payable at age 65 to a participant which, when added to the participant’s other deferred compensation benefits from us, will be equal to 3.5833% of a participant’s final average pay for each year of benefit service, plus three years, up to a maximum of 15 years of benefit service. A participant’s final average pay will be the average of the highest three years of the participant’s base salary and bonus during the five-year period immediately preceding the participant’s termination of employment, and the benefit under level 3 will take into account the participant’s benefit payable under our Pension Plan and the participant’s primary social security benefit and will be further reduced by an amount equal to $207,153. Currently only our CEO participates in the SERP at benefit level 3.

In the event of a change in control in our company, a participant in the SERP at benefit level 3 will be deemed to have 15 years of benefit service such that the participant will receive a vested accrued benefit payable at age 65 equal to 53.75% of the participant’s final average pay at the time of the change of control.

Mr. Rubright’s SERP benefit level 3 will be paid in a lump sum. The lump sum will be calculated starting with Mr. Rubright’s annual benefit under the SERP payable in life only annuity and then reducing such benefit by his annual primary social security benefit and his annual Pension Plan benefit. This amount is then converted to a lump sum amount by using certain early retirement factors and conversion factors as defined in the SERP. Finally, this lump sum amount is reduced by $207,153. As of March 31, 2009, the SERP was amended to set the interest rate used to calculate the lump sum value of a level 3 benefit accrued as of March 31, 2009 at 2.645%.

Supplemental Retirement Savings Plan. The Rock-Tenn Company Supplemental Retirement Savings Plan (which we refer to as the “Supplemental Plan”) is a non-qualified, unfunded deferred compensation plan sponsored and maintained by us and is intended to provide participants with an opportunity to supplement their retirement income through deferral of current compensation. The Supplemental Plan is comprised of two parts, one of which we call the Senior Executive plan, in which the named executive officers and certain other senior executives are eligible to participate, and the second, which we call the Broad Based plan, in which certain other employees deemed highly compensated employees (and who are subject to a cap on deferral contributions of the 401(k) Plan) are eligible to participate. We contribute an amount to each participant’s account maintained under the Senior Executive plan equal to 50% of the participant’s contributions. Amounts deferred and payable under the Supplemental Plan (which we refer to as the “Obligations”) are our unsecured obligations, and rank equally with our other unsecured and unsubordinated indebtedness outstanding from time to time. Each participant in the Senior Executive plan elects the amount of eligible base salary and eligible bonus to be deferred, up to 6%. Each Obligation will be payable on a date selected by us pursuant to the terms of the Supplemental Plan. The Obligations generally are payable after termination of the participant’s employment or in certain emergency situations. Each participant’s account will be adjusted for investment gains and losses as if the credits to the participant’s account had been invested in the benchmark investment alternatives available under the Supplemental Plan in accordance with the participant’s investment election or elections (or default election or elections) as in effect from time to time. All such adjustments will be made at the same time and in accordance with the same procedures followed under the 401(k) Plan for crediting investment gains and losses to a participant’s account under the 401(k) Plan. The Obligations are denominated and payable in United States dollars. The benchmark investment alternatives available under the Supplemental Plan are the same as the investment alternatives available under the 401(k) Plan or are in our view comparable to the investment alternatives available under the 401(k) Plan.

The following table illustrates the actuarial present value as of September 30, 2009 of benefits accumulated by the named executive officers under the Pension Plan and the SERP using the methodology required by the SEC pursuant to the Financial Accounting Standards Board (FASB) Statement 87 at the earliest unreduced retirement age under the plan.

Pension Benefits Table for Fiscal 2009

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James A. Rubright	Rock-Tenn Company Pension Plan	10.083		$294,272	0

	Supplemental Executive Retirement Plan	13.083	(1)	$11,838,029	0

Michael E. Kiepura	Rock-Tenn Company Pension Plan	14.250		$276,953	0

	Supplemental Executive Retirement Plan	14.250		$204,488	0

James B. Porter(3)	—	—		—	—

Steven C. Voorhees	Rock-Tenn Company Pension Plan	9.083		$164,859	0

	Supplemental Executive Retirement Plan	9.083		$293,604	0

Robert B. McIntosh	Rock-Tenn Company Pension Plan	14.00		$215,515	0

	Supplemental Executive Retirement Plan	14.00		$121,882	0

(1)	Under the SERP benefit level 3 formula, Mr. Rubright receives three additional years of credited service in the calculation of his SERP benefits.

(2)

The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosure. Accrued benefits payable at age 65 were determined as of the end of the fiscal year using compensation data through September 30 that includes bonuses for fiscal 2009 paid after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each participant is assumed to work until age 65 and then retire. The discount rates used as of September 30, 2009 was 5.53% (for the Rock-Tenn Company Pension Plan) and 4.21% (for the SERP). The lump sum rate

(SERP only) used as of September 30, 2009 was 3.31% (except the lump sum rate applied to Mr. Rubright’s SERP benefit accrued to March 31, 2009 is 2.645%). The lump sum mortality table (SERP only) used as of September 30, 2009 was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post-retirement mortality (qualified pension plan only) table used as of September 30, 2009 was RP-2000 Combined Healthy with White Collar adjustment for males and females projected to 2010 with Scale AA.

(3)	Mr. Porter does not participate in our pension plan or the SERP.

Nonqualified Deferred Compensation

The following table provides information with respect to each nonqualified deferred compensation plan that is a defined contribution plan, also called an individual account plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column “Executive Contributions in Last Fiscal Year” indicates the aggregate amount contributed to such plans by each named executive officer during fiscal 2009.

The column “Registrant Contributions in Last Fiscal Year” indicates our aggregate contributions on behalf of each named executive officer during fiscal 2009. Generally, our contributions to nonqualified deferred compensation plans are our matching contributions to the Supplemental Plan in an amount equal to 50% of the participant’s contributions to the Supplemental Plan. We also make matching contributions to the qualified 401(k) Plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matches to both plans in the table titled “All Other Compensation Table” included in footnote 6 of the table titled “Summary Compensation Table” above.

The column “Aggregate Earnings in Last Fiscal Year” indicates the total dollar amount of interest or other earnings accrued during fiscal 2009, including interest and dividends paid both above and at market rates. We pay such amounts to compensate the executive for the deferral, and we do not consider the payment of interest and other earnings at market rates to be compensation.

The column “Aggregate Balance at Last Fiscal Year-End” reports the total balance of the executive’s account as of September 30, 2009.

Nonqualified Deferred Compensation Table for Fiscal 2009

Name	Executive Contributions in Last Fiscal Year(1)(2) ($)	Registrant Contributions in Last Fiscal Year(2)(3) ($)	Aggregate Earnings in Last Fiscal Year(4) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
James A. Rubright	$27,500	$13,750	$(28,195)	0	$533,744
Michael E. Kiepura	$30,202	$15,101	$8,815	0	$128,235
James B. Porter	$19,741	$9,871	$7,191	0	$36,803
Steven C. Voorhees	$30,606	$15,303	$30,896	0	$262,692
Robert B. McIntosh	$16,375	$8,187	$7,230	0	$127,109

(1)	After each named executive officer reaches the designated maximum contribution or compensation limit under the 401(k) Plan, he may defer up to 6% of his salary and bonus pursuant to the Supplemental Plan.

(2)	The amounts represent contributions deposited into the account in fiscal 2009 regardless of when the amounts were earned by the applicable named executive officers.

(3)	Under the Supplemental Plan, we match an amount equal to 50% of the executive’s contribution. Certain amounts disclosed in this column are also disclosed for fiscal 2009 in the table titled “All Other Compensation Table” included in footnote 6 of the table titled “Summary Compensation Table” above. The amounts disclosed in the two tables do not correspond because this table only discloses amounts contributed during fiscal 2009 and amounts disclosed for fiscal 2009 in the table titled “All Other Compensation Table” discloses certain amounts earned in fiscal 2009 but contributed in fiscal 2009.

(4)	These amounts are calculated by subtracting each named executive officer’s aggregate balance as of the end of fiscal 2008 and all contributions made by the applicable executive and the company from the applicable named executive officer’s aggregate balance as of the end of fiscal 2009.

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or our change in control or a change in the named executive officer’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees.

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our Common Stock is the closing sale price on the NYSE as of that date of $47.11.

Severance. Mr. Rubright and Mr. Porter are our only NEOs entitled to severance payments resulting from termination or a change in control of our company or a change in his responsibilities. Mr. Rubright will receive payments in the event of his termination or a change in control in accordance with his employment agreement as described above in the section titled “Compensation Discussion and Analysis — Employment Agreement with James A. Rubright” and under SERP, as described above in the section titled “Executive Compensation Tables — Retirement Plans — SERP.” Mr. Porter or his representative will receive payments in the event of his death, disability or termination in accordance with his employment agreement as described above in the section titled “Compensation Discussion and Analysis —Employment Agreement with James B. Porter III.”

Acceleration of Stock Grants and Stock Options. All stock options held by a named executive officer at the time of his death or disability will be immediately exercisable. In the event of a change in control, any conditions to the exercise of outstanding stock options and any issuances and forfeiture conditions on outstanding stock grants issued will be deemed satisfied, and, in such event, our board of directors under certain circumstances has the right to cancel such options and stock grants after providing each employee and director a reasonable period to exercise his or her options and to take such action as necessary to receive the shares subject to any stock grant.

All unearned restricted stock held by a named executive officer will immediately vest at the time of his death or disability but will still be subject to any performance requirements connected with the applicable restricted stock.

Also, the restricted stock grants made by the compensation committee on May 10, 2007 and March 19, 2008 will fully vest immediately upon a change in control at the maximum pay-out of 150% of the relevant target award amount provided that the applicable named executive officer is employed by us at the time of the change in control. The restricted stock grants made by the compensation committee on March 18, 2009 will vest as described above in the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options.”

Potential Payments Upon Termination or Change in Control for Fiscal 2009

Name	Benefit	Before Change in Control, Termination w/o Cause		After Change in Control, Termination w/o Cause		Termination With Cause/ Resignation w/o Good Reason	Death or Disability	Change in Control
James A. Rubright	Severance(1)	$13,174,740	(2)	$11,461,942	(3)	$0	$0	$0
	Accelerated Vesting of Stock Options(4)	$2,428,004		$2,428,004		$0	$2,428,004	$2,428,004
	Accelerated Vesting of Restricted Stock(5)	$14,400,726		$18,289,657		$0	$14,400,726	$18,289,657
	SERP(6)	$11,930,870		$13,643,668	(7)	$11,930,870	$11,930,870	$0

	Total value:	$41,934,340		$45,823,271		$11,930,870	$28,759,600	$20,717,661

Michael E. Kiepura	Severance	$0		$0		$0	$0	$0
	Accelerated Vesting of Stock Options(4)	$0		$1,013,909		$0	$1,013,909	$1,013,909
	Accelerated Vesting of Restricted Stock(5)	$0		$5,610,801		$0	$4,352,964	$5,610,801
	SERP(6)	$200,438		$200,438		$200,438	$200,438	$0

	Total value:	$200,438		$6,825,148		$200,438	$5,567,311	$6,624,710

James B. Porter	Severance	$1,000,230		$1,000,230		$0	$418,166	$0
	Accelerated Vesting of Stock Options(4)	$687,647		$687,647		$0	$687,647	$687,647
	Accelerated Vesting of Restricted Stock(5)	$0		$2,190,615		$0	$1,460,410	$2,190,615
	SERP(6)	$0		$0		$0	$0	$0

	Total value:	$1,687,647		$3,878,492		$0	$2,566,223	$2,878,262

Steven C. Voorhees	Severance	$0		$0		$0	$0	$0
	Accelerated Vesting of Stock Options(4)	$0		$739,862		$0	$739,862	$739,862
	Accelerated Vesting of Restricted Stock(5)	$0		$5,257,476		$0	$4,117,414	$5,257,476
	SERP(6)	$285,578		$285,578		$285,578	$285,578	$0

	Total value:	$285,578		$6,282,916		$285,578	$5,142,854	$5,997,338

Robert B. McIntosh	Severance	$0		$0		$0	$0	$0
	Accelerated Vesting of Stock Options(4)	$0		$404,081		$0	$404,081	$404,081
	Accelerated Vesting of Restricted Stock(5)	$0		$3,321,256		$0	$2,682,915	$3,321,256
	SERP(6)	$114,656		$114,656		$114,656	$114,656	$0

	Total value:	$114,656		$3,839,993		$114,656	$3,201,652	$3,725,337

(1)	Mr. Rubright’s potential severance benefits are calculated in accordance with his employment agreement, which we describe above in the section titled “Compensation Discussion and Analysis — Employment Agreement with James A. Rubright.”

(2)	Mr. Rubright’s potential severance benefits in this column include the following amounts: lump sum payment, $11,429,094; retirement benefits, $1,712,798; and insurance, $32,848.

(3)	Mr. Rubright’s potential severance benefits in this column includes the following amounts: lump sum payment, $11,429,094; and insurance, $32,848.

(4)	The calculation of the value of accelerated vesting of stock options is based upon the closing sale price of $47.11 of our Common Stock on the NYSE on September 30, 2009, the last trading day of our fiscal year, and the exercise price of $26.43 per share of the NEOs’ stock options granted on March 18, 2009, the exercise price of $29.10 per share of the NEOs’ stock options granted on March 19, 2008, the exercise price of $35.76 per share of the stock options granted to Messrs. Kiepura and Porter on August 1, 2008, and the exercise price of $35.95 per share of the NEOs’ stock options granted on May 10, 2007.

(5)

The calculation of the value of accelerated vesting of restricted stock is based on the closing sale price of $47.11 of our Common Stock on the NYSE on September 30, 2009, the last trading day of our fiscal year, multiplied by the number of shares that would have vested on September 30, 2009 for each named executive officer upon the occurrence of the specified events. Other than Mr. Rubright, who will receive the full value of his restricted stock awards under his employment agreement, the restricted stock granted to a named executive officer on May 10, 2007 will immediately and fully vest if that officer is terminated by us for our convenience. Upon a change of control, the restricted stock awards granted to the named executive officers in fiscal 2007 and 2008 will vest immediately at the maximum pay-out of 150% of the relevant target award, and the restricted stock awards granted to the named executive officers in fiscal 2009 will vest as described above in the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options”.

(6)	The SERP benefit above represents the potential payments from the SERP as of the end of fiscal 2009. These benefit payments were based on the accrued benefits at September 30, 2009 and were converted to lump sum amounts using the August 2009 10-year Treasury rate of 3.59% (except the lump sum rate applied to Mr. Rubright’s SERP benefit accrued to March 31, 2009 is 2.645%) as outlined in the SERP.

(7)	The SERP benefit level 3, for which Mr. Rubright is eligible, provides that in the event of a termination upon a change in control when the participant is age 60 or older, the participant will be deemed to have 15 years of benefit service for purposes of determining his benefit on the change in control date.

CERTAIN TRANSACTIONS

J. Hyatt Brown, a director of our company, is chairman of the board and a shareholder of Brown & Brown, Inc., the insurance agency that brokers a portion of the insurance for our company. J. Powell Brown, a nominee to be a director of our company, is the chief executive officer and president of Brown & Brown, Inc. During fiscal 2009, Brown & Brown, Inc. received approximately $5,980,919 for property and casualty insurance premiums brokered by Brown & Brown, Inc. These payments to Brown & Brown, Inc. are for premium payments that Brown & Brown, Inc. pays to various insurance providers on our behalf. For the fiscal year ending September 30, 2009, we paid Brown & Brown, Inc. approximately $504,165, inclusive of fees for services and commissions paid.

Administration of Related-Party Transactions

We require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the nominating and corporate governance committee as to directors and director nominees or by the audit committee as to executive officers. Our executive officers, directors and director nominees have rarely engaged in any such transactions with us, however. We do not have a formal written policy for approval or ratification of such transactions. Information included in directors’ responses to the questionnaires is reviewed annually by the board of directors for the purpose of assessing independence under our corporate governance guidelines, applicable rules and regulations of the SEC and the corporate governance standards of the NYSE, and we review all responses to insure that any transactions adhere to the standards set forth in the above-referenced guidelines and standards as well as our various codes of conduct.

REPORT OF THE AUDIT COMMITTEE

The audit committee, which operates under a written charter adopted by our board of directors, is composed of independent directors (as defined in the listing standards applicable to the NYSE) and oversees on behalf of the board of directors our company’s financial reporting process and system of internal control over financial reporting. A copy of the audit committee charter is available on our Internet website at www.rocktenn.com. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements to be included in the annual report on Form 10-K for the fiscal year ended September 30, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T) and applicable law.

In addition, the independent registered public accounting firm provided to the audit committee the written disclosures and the letter regarding its independence from management and our company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee discussed this information with the independent registered public accounting firm.

The audit committee discussed with our company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting. The audit committee held five meetings during fiscal 2009. The audit committee was updated no less than quarterly on management’s process to assess the adequacy of our company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting. The audit committee also discussed with the independent auditor our company’s internal control assessment process, management’s assessment with respect thereto and the independent auditor’s evaluation of our system of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 30, 2009, for filing with the SEC.

John W. Spiegel, chairman, audit committee

Stephen G. Anderson, audit committee member

Robert M. Chapman, audit committee member

Robert B. Currey, audit committee member

James E. Young, audit committee member

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

The following table presents fees billed for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, and its affiliates (which we refer to collectively as “Ernst & Young”), for the fiscal years ended September 30, 2009 and September 30, 2008.

	2009(5)	2008(5)
Audit fees(l)	$3,086,605	$4,033,239
Audit-related fees(2)	$1,465	$498,875
Tax fees(3)	$678,690	$442,872
All other fees(4)	—	—

Total fees paid to auditor	$3,766,760	$4,974,986

(1)	Audit fees consist primarily of fees related to professional services rendered for the audit of our annual financial statements included in our Form 10-K and the review of interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations to the extent necessary for Ernst & Young to fulfill their responsibility under generally accepted auditing standards, as well as services in connection with other statutory and regulatory filings.

(2)	Audit-related fees consist of fees related to professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements that are not included in the amounts disclosed as audit fees above. For fiscal 2009 and 2008, these fees relate primarily to due diligence services with respect to our acquisitions and potential acquisitions.

(3)	Tax fees consist primarily of fees related to professional services rendered for tax compliance, tax advice, and tax planning.

(4)	All other fees, if any, consist primarily of fees related to products and professional services that are not included in the amounts disclosed in the three other categories above. Ernst & Young did not perform any such services during these periods.

(5)	All of such Audit fees, Audit-related fees, and Tax fees that Ernst & Young billed for professional services were pre-approved by the audit committee or were otherwise pre-approved in accordance with our pre-approval policy described below.

Audit Committee Pre-Approval of Services by the Independent Registered Public Accounting Firm

In accordance with its pre-approval policy, its charter and applicable rules and regulations adopted by the SEC, our audit committee reviews and pre-approves the terms of all audit services provided to us as well as all permissible audit-related and non-audit services to be provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the pre-approval policy, it requires specific pre-approval by our audit committee or the chairman of our audit committee before the commencement of each service. The term of any pre-approval is twelve months, unless the audit committee specifically provides for a different period.

In determining whether to pre-approve services, the audit committee is generally guided by the following principles. The independent registered public accounting firm engaged to perform audit work necessary for us to file required reports under the Exchange Act may not perform a service that: (1) impairs the independent registered public accounting firm’s independence; (2) creates a mutual or conflicting interest between the independent registered public accounting firm and us; (3) places the independent registered public accounting firm in the position of auditing its own work; or (4) results in the independent registered public accounting firm acting as management or an employee of our company.

The audit committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management. However, the audit committee has appointed our chief accounting officer to assist it in monitoring compliance with the pre-approval policy, including ensuring whether the necessary pre-approvals from the audit committee or the chairman of our audit committee have been obtained and that the services carried out under the pre-approval policy is appropriately reported periodically (but not less than annually).

The audit committee will review and revise the pre-approval policy on a periodic basis (not less than annually) and update it as necessary based on subsequent determinations.

Engagements for our annual audit and quarterly reviews required under the Exchange Act (including the audit of internal control over financial reporting) are reviewed and pre-approved annually by the audit committee. The nature and dollar value of services provided under these engagements are periodically reviewed with the audit committee as changes in terms, conditions and fees resulting from changes in audit scope, our structure, or other matters occur.

The following services, consistent with the nature of services previously provided to us, are pre-approved under the pre-approval policy. All other audit, audit-related and non-audit services must be specifically pre-approved by the audit committee or the chairman of our audit committee prior to the commencement of each service.

•	Work associated with registration statements under the Securities Act;

•	statutory audits, employee benefit plan audits or other financial audit work required for non-U.S. subsidiaries that are not required for the Exchange Act audit;

•

due-diligence work for potential acquisitions or dispositions, which includes financial, accounting, and tax procedures relating to the parties to the contemplated transaction and performance of audit and/or review procedures as of the closing date of the transaction as well as assistance and planning with the tax aspect of transactions, but not including preparing valuations, financial models, “fairness opinions,” actuarial reports or any other services prohibited by rules or regulations;

•	attestation services;

•

advice and consultation as to proposed or newly adopted accounting and auditing standards and interpretations, and as to financial accounting and disclosure requirements imposed by the SEC and other regulatory agencies and professional standard setting bodies;

•	assistance and consultation as to questions from us, including comments or inquiries made by the SEC or other regulatory agencies;

•	access to Ernst &Young’s Internet-based accounting and reporting resources;

•

assistance to us with understanding our internal control review and reporting obligations and, if requested, under the supervision of our management assisting us in the documentation of our internal controls and processes, not including the performance of any management review, evaluation or testing of internal controls for the purposes of management’s assertions about the effectiveness of internal controls;

•	review of our information systems security and controls;

•

preparation and/or review of tax returns (including amended returns and refund claims) to be filed by us with federal, state, local or foreign jurisdictions and related tax services, which includes assistance with audits and notices, voluntary disclosure and amnesty programs, estimated payment and extension calculations, tax projections, allocations and analytical review calculations and tax accounting method changes, statutory incentive credit assistance, transfer pricing analysis, inventory related calculations and assistance, fixed asset and depreciation assistance and cost segregation studies (but in no circumstances computing depreciation or maintaining our related records), analysis of tax legislation, and pronouncements, expatriate tax services and consultation and responses to questions from us regarding the tax implications of various items;

•	international tax planning, including foreign tax credit and cash repatriation planning; and

•	general federal, state, and international tax planning and advice.

For the services receiving the general pre-approval under the pre-approval policy that are listed above, any individual engagement with an estimated cost of more than $37,500 must nevertheless be specifically pre-approved by the audit committee or its chairman before the commencement of the engagement. In addition, further audit committee pre-approval is required if the aggregate fees for such engagements would exceed $75,000. The audit committee at its next regularly scheduled meeting will review services performed pursuant to the general pre-approvals granted under the pre-approval policy and services pre-approved by the chairman of our audit committee. In addition, the nature and dollar value of services performed under the general pre-approval guidelines are reviewed with the audit committee on at least an annual basis.

Our independent registered public accounting firm may not perform any service that is proscribed by law, regulation, the NYSE or regulatory authorities or organizations charged with oversight of the accounting and auditing profession. Specifically, the following non-audit services are prohibited by our pre-approval policy:

•	bookkeeping or other services related to our accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker-dealer, investment adviser or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	personal tax services for individuals in a financial reporting oversight role.

The audit committee, based on the guiding principles set forth above, may prohibit other services.

The fees charged by our independent registered public accounting firm must be based on time and expense incurred to perform its services, and in no event will fees be “contingency” based.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

ITEM 2

The audit committee of the board of directors selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010. Although we are not required to submit this matter to you, the board of directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of Ernst & Young is not ratified by you, the audit committee will reconsider the appointment. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions that you may have.

Pursuant to the rules and regulations of the SEC, the audit committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of our independent registered public accounting firm. Consequently, the audit committee will consider the results of the shareholder vote on ratification but will exercise its judgment, consistent with its primary responsibility, on the appointment and retention of our independent public registered accounting firm, and the appointment of Ernst & Young will be subject to the audit committee and Ernst & Young reaching agreement on satisfactory terms of the appointment.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the company. Proxies returned without instructions will be voted FOR the ratification of the E&Y Appointment.

OTHER MATTERS

The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

ADDITIONAL INFORMATION

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers and directors and persons who beneficially own more than 10% of our Common Stock file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the copies of the reports furnished to us and certain representations of these persons, all of these persons timely complied with the applicable reporting requirements except as follows:

Mr. James L. Einstein filed a late report on Form 4 on March 5, 2009 to report the grant of restricted stock granted to him by us on February 19, 2009. Due to a technical problem related to the Internet filing system used to file these reports, the following officers filed late reports on Form 4 on August 25, 2009 to report the issuance of shares of restricted stock upon the occurrence of a performance condition: Messrs. Rubright, Kiepura, Voorhees, McIntosh (two forms), A. Stephen Meadows, J. Hyatt Brown, Russell Currey and John Hopkins.

Annual Report on Form 10-K

We will provide without charge, at the written request of any shareholder of record as of November 27, 2009, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits to eligible shareholders making such a request. We may impose a reasonable fee for providing the exhibits. Requests for copies of our annual report on Form 10-K should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. You may also access a copy of our annual report via the Internet by visiting our website located at www.rocktenn.com.

Shareholder Nominations for Election of Directors

Under our bylaws, only persons nominated in accordance with certain procedures will be eligible for election as directors. Shareholders are entitled to nominate persons for election to the board of directors only if (1) the shareholder is otherwise entitled to vote generally in the election of directors, (2) the shareholder sends timely notice of the nomination in writing to our Corporate Secretary and (3) the shareholder is a shareholder of record at the time of giving notice and at the time of the meeting.

All proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. To be timely, a shareholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days and no more than 120 days before the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before that anniversary date and ends thirty (30) days after that anniversary date, the shareholder’s notice must be delivered by the later of (a) the tenth day following the day of the public announcement of the date of the annual meeting or (b) the date which is ninety (90) days before the date of the annual meeting. Accordingly, shareholders must submit nominations no earlier than the close of business on October 1, 2010, and no later than the close of business on October 31, 2010.

Only in the case of an annual meeting, if the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by us at least one hundred (100) days before the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary not later than the close of business on the tenth day following the public announcement.

The shareholder’s notice must set forth for each person to be nominated for election as a director all of the following:

•

All information that is required to be disclosed in connection with the solicitation of proxies for the election of directors pursuant to Regulation 14 under the Exchange Act or any other proxy rules promulgated by the SEC.

•	The signed consent of the proposed nominee to serve as a director if elected.

•	The name, age and business address and residence address of the proposed nominee.

•	The principal occupation or employment of the nominee.

•

The class or series and number of shares of capital stock of our company which are directly or indirectly owned beneficially or of record by the nominee and the date such shares were acquired and the investment intent of such acquisition.

•	The total number of shares of Common Stock that such shareholder believes will be voted for the proposed nominee.

The shareholder’s notice must also set forth, with respect to the shareholder giving such notice, all of the following:

•

A representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee.

•	The name and address of the shareholder, as they appear on our company’s books.

•

The residence, name and address (if different from the company’s books) of the shareholder proposing such business, and the name and address of any Shareholder Associated Person (as defined in our bylaws).

•

The class and number of shares of Common Stock which are directly or indirectly held of record or beneficially owned by the shareholder or by any Shareholder Associated Person with respect to our securities, a description of any Derivative Positions directly or indirectly held or beneficially held by the shareholder or any Shareholder Associated Person, and whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such shareholder or any Shareholder Associated Person.

•	How long such shareholder or any Shareholder Associated Person has beneficially owned (or otherwise had an interest in) such shares.

•

A description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between such shareholder or any Shareholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such shareholder.

•

Any other information relating to such shareholder or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act.

•

A representation as to whether such shareholder or any Shareholder Associated Person intends to deliver a proxy statement or form of proxy to the holders of a sufficient number of outstanding shares of our Common Stock to elect such nominee or otherwise to solicit proxies from shareholders in support of the nomination.

In addition, any shareholder who submits a nomination pursuant to these provisions is required to update and supplement the information disclosed in such notice, if necessary, in accordance with our bylaws.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. Any capitalized terms used, but not defined this section, have the meanings given to those terms in our bylaws.

Shareholder Proposals

Bylaw Provisions. In accordance with our bylaws, a shareholder who desires to present a proposal (other than nominations of persons for election to the board of directors, which must be made in compliance with the procedures described above) for consideration at our 2011 annual meeting of shareholders must deliver the proposal in proper written form to our Corporate Secretary at our principal executive office not less than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of shareholders; therefore, the proposal must be delivered no earlier than the close of business October 1, 2010, and no later than the close of business on October 31, 2010. If the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date, such shareholder’s notice must be delivered by the later of (a) the tenth day following the day of the Public Announcement of the date of the annual meeting or (b) the date which is ninety (90) days prior to the date of the annual meeting.

To be in proper written form, a shareholder’s notice to the Corporate Secretary relating to any such proposal must set forth as to each matter of business the shareholder proposes to bring before the annual meeting:

•

A brief description of the business desired to be brought before the annual meeting (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend our articles of incorporation or bylaws, the specific language of the proposed amendment) and the reasons for conducting such business at the annual meeting.

•

The name and address, as they appear on our company’s books, the residence name and address (if different from our company’s books), of the shareholder proposing such business, and the name and address of any Shareholder Associated Person.

•

The class and number of shares of Common Stock which are directly or indirectly held of record or beneficially owned by the shareholder or by any Shareholder Associated Person with respect to our securities, a description of any Derivative Positions directly or indirectly held or beneficially held by the shareholder or any Shareholder Associated Person, and whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such shareholder or any Shareholder Associated Person.

•

A description of all arrangements or understandings between the shareholder or any Shareholder Associated Person or such other person or entity (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder, any Shareholder Associated Person or any other person or entity in such business.

•	A representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

•

A representation as to whether such shareholder or any Shareholder Associated Person intends to deliver a proxy statement or form of proxy to holders of at least the percentage of outstanding shares of our Common Stock required to approve the proposal or otherwise to solicit proxies from shareholders in support of the proposal.

In addition, any shareholder who submits a proposal pursuant to these provisions is required to update and supplement the information disclosed in such notice, if necessary, in accordance with our bylaws. Proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary. Any capitalized terms used, but not defined in this section, have the meanings given to those terms in our bylaws.

Inclusion in Next Year’s Proxy Statement. Notwithstanding the bylaw provisions, a shareholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to our principal executive offices (at the address noted above) no later than the close of business on August 20, 2010.

Expenses of Solicitation

We will bear the cost of solicitation of proxies by the board of directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock held in their names.

By Order of the Board of Directors

Robert B. McIntosh
Secretary

Our Annual Report to Shareholders for fiscal 2009, which includes audited financial statements, accompanies this proxy statement. The Annual Report does not form any part of the material for the solicitation of proxies.

Appendix A

000004		000000000.000000 ext	000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext	000000000.000000 ext
		000000000.000000 ext	000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on January 29, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/RKT • Follow the steps outlined on the secured website.

Vote by telephone

  •  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

  •  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1. To elect five Directors:	For	Withhold		For	Withhold		For	Withhold		+
01 - Stephen G. Anderson	☐	☐	02 - Robert B. Currey	☐	☐	03 - Lawrence L. Gellerstedt, III	☐	☐

04 - John W. Spiegel	☐	☐	05 - J. Powell Brown	☐	☐
								For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of Rock-Tenn Company.								☐	☐	☐

3. To transact any other business that properly comes before the annual meeting or any adjournment of the annual meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please be sure to sign and date the proxy. Please sign exactly as your name or names appear hereon. For more than one owner, each should sign. When signing in a fiduciary or representative capacity, please give full title. If a corporation submits this proxy, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please have it signed in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	C 1234567890 J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

1 U P X 0 2 3 7 6 6 1

0149BE

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ROCK-TENN COMPANY

PROXY FOR CLASS A COMMON STOCK

SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 29, 2010

The undersigned hereby appoints James A. Rubright and Robert B. McIntosh and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A Common Stock of Rock-Tenn Company that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on January 29, 2010, at 9:00 a.m., Eastern time, at the InterContinental Buckhead at 3315 Peachtree Road, N.E., Atlanta, Georgia 30326,or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the annual meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

Unless you are voting via the Internet or by telephone, please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the annual meeting on January 29, 2010. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy or voted via the Internet or by telephone.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ANY OTHER MATTER.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxy card must be signed and dated on the reverse side.

(Continued on other side)